UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2006 (June 20, 2006)
Williams Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32599 (Commission File Number)	20-2485124 (IRS Employer Identification No.)

One Williams Center
Tulsa, Oklahoma		74172-0172
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (918) 573-2000
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SELECTED FINANCIAL AND OPERATIONAL DATA
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Financial Condition and Liquidity
Effects of Inflation
Regulatory Matters
Environmental
Qualitative and Quantitative Disclosures About Market Risk
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Consent of Ernst & Young LLP
Restated consolidated financial statements and notes
Restated audited balance sheet

Item 8.01 Other Events.
     On June 20, 2006, Williams Partners L.P. (the “Partnership”) acquired a 25.1 percent member interest in Williams Four Corners LLC (“Four Corners”) pursuant to an agreement with Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC, Williams Partners Operating LLC and Williams Partners GP LLC, the general partner of the Partnership (the “General Partner”), for aggregate consideration of $360.0 million (approximately $355.8 million net of the General Partner’s capital contribution related to a concurrent common unit offering by the Partnership).
     Because Four Corners was an affiliate of The Williams Companies, Inc. (“Williams”) at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, the Partnership’s consolidated financial statements and notes have been restated to reflect the combined historical results of its investment in Four Corners throughout the periods presented. The Partnership accounts for the 25.1 percent interest in Four Corners as an equity investment and therefore does not consolidate its financial results.
     This current report on Form 8-K and the exhibits hereto (with the exception of the unaudited balance sheet of the General Partner as of June 30, 2006) are being filed as revisions to the Partnership’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the three months ended March 31, 2006. Except as required to be restated, the information in this current report on Form 8-K and the exhibits hereto (with the exception of the unaudited balance sheet of the General Partner as of June 30, 2006) has not been updated and is not intended to provide supplemental financial or other information with respect to any period subsequent to March 31, 2006. To update such information, please read the Partnership’s quarterly report on Form 10-Q for the three and six months ended June 30, 2006 and the Partnership’s current reports on Form 8-K filed subsequent to March 31, 2006.
     The Partnership’s restated consolidated financial statements and notes are filed as Exhibit 99.1 hereto and are incorporated herein by reference. The restated audited balance sheet and notes of the General Partner as of December 31, 2005 and the unaudited balance sheet of the General Partner as of June 30, 2006 are filed as Exhibit 99.2 hereto and are incorporated herein by reference.
     The Partnership’s Selected Financial and Operational Data for the years ended December 31, 2005, 2004 and 2003 and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006 and 2005, restated to reflect the acquisition of the 25.1 percent member interest in Four Corners, are set forth below.

SELECTED FINANCIAL AND OPERATIONAL DATA
      The following table shows selected financial and operational data of the Partnership, Four Corners and Discovery Producer Services LLC (“Discovery”) for the periods and as of the dates indicated. We derived the financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 in the following table from, and that information should be read together with, and is qualified in its entirety by reference to, the restated consolidated financial statements and the accompanying notes filed as Exhibit 99.1 hereto. All other financial data are derived from our financial records.
      The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth below for information concerning significant trends in the financial condition and results of operations of the Partnership, Discovery and Four Corners.

	Year Ended December 31, (a)

	2005		2004		2003

	(Dollars in thousands, except per unit amounts)
Statement of Income Data:
Revenues	$51,769		$40,976		$28,294
Costs and expenses	46,568		32,935		21,250

Operating income	5,201		8,041		7,044
Equity earnings — Four Corners	28,668		24,236		22,276
Equity earnings — Discovery	8,331		4,495		3,447
Impairment of investment in Discovery	—		(13,484	)(b)	—
Interest expense	(8,238)		(12,476)		(4,176)
Interest income	165		—		—

Income before cumulative effect of change in accounting principle	$34,127		$10,812		$28,591

Net income(c)	$33,325		$10,812		$27,409

Income before cumulative effect of change in accounting principle per limited partner unit:(e)
Common unit	$0.49		N/A		N/A
Subordinated unit	$0.49		N/A		N/A
Net income per limited partner unit:(e)
Common unit	$0.44		N/A		N/A
Subordinated unit	$0.44		N/A		N/A
Balance Sheet Data (at period end):
Total assets	$392,944		$375,114		$391,905
Property, plant and equipment, net	67,931		67,793		69,695
Investment in Four Corners	152,003		155,753		161,755
Investment in Discovery	150,260		147,281	(b)	156,269
Advances from affiliate	—	(d)	186,024		187,193
Partners’ capital	373,658		172,421		191,847
Cash Flow Data:
Cash distributions declared per unit	$0.1484		N/A		N/A
Cash distributions paid per unit	$0.1484		N/A		N/A

	Year Ended December 31, (a)

	2005	2004	2003

	(Dollars in thousands, except per unit amounts)
Operating Information:
Williams Partners L.P.:
Conway storage revenues	$20,290	$15,318	$11,649
Conway fractionation volumes (bpd) — our 50%	39,965	39,062	34,989
Carbonate Trend gathered volumes (MMBtu/d)	35,605	49,981	67,638
Four Corners — 100%:
Gathered volumes (MMBtu/d)	1,521,507	1,559,940	1,577,181
Processed volumes (MMBtu/d)	863,693	900,194	900,356
Net liquids margin (cents/gallon)	37¢	29¢	17¢
Discovery Producer Services — 100%:
Gathered volumes (MMBtu/d)	345,098	348,142	378,745
Gross processing margin (¢/ MMbtu)	19¢	17¢	17¢

(a)	The years ended 2002 and 2001 have not been restated and therefore, have not been included in this presentation.

(b)	The $13.5 million impairment of our equity investment in Discovery in 2004 reduced the investment balance. See Note 6 of the Notes to Consolidated Financial Statements in Exhibit 99.1 hereto.

(c)	Our operations are treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income tax expense from this financial information.

(d)	Prior to the closing of our initial public offering, Williams forgave the entire advances from affiliates balance.

(e)	The period of August 23, 2005 (the closing date of our initial public offering) through December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Please read the following discussion of our financial condition and results of operations in conjunction with the restated consolidated financial statements and related notes included in Exhibit 99.1 of this Form 8-K.
     Unless the context clearly indicates otherwise, references in this report to “Williams Partners L.P.,” “we,” “our,” “us” or like terms, when used in the present tense, prospectively or for historical periods since August 23, 2005, refer to Williams Partners L.P. and its subsidiaries. References to “our predecessor,” or to “we,” “our,” “us” or like terms for historical periods prior to August 23, 2005, refer to the assets of Williams and its subsidiaries, which were contributed to us at the closing of our initial public offering on August 23, 2005. In either case, unless the context clearly indicates otherwise, references to “Williams Partners L.P.,” “we,” “our,” “us” or like terms generally include the operations of Discovery in which we own a 40 percent interest and Four Corners in which we own a 25.1 percent interest. When we refer to Discovery and Four Corners by name, we are referring exclusively to their respective businesses and operations.
General
      We are a Delaware limited partnership formed in February 2005 by Williams to own, operate and acquire a diversified portfolio of complementary energy assets. On August 23, 2005, we completed our initial public offering (“IPO”) of 5,000,000 common units at a price of $21.50 per unit. Proceeds from the sale of the units totaling $100.2 million were used to:

•	distribute $58.8 million to affiliates of Williams in part to reimburse Williams for capital expenditures relating to the assets contributed to us, including a gas purchase contract contributed to us;

•	provide $24.4 million to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project;

•	provide $12.7 million of additional working capital; and

•	pay $4.3 million of expenses associated with our IPO and related formation transactions.
      Additionally, at the closing of our IPO, the underwriters fully exercised their option to purchase 750,000 common units at the IPO price of $21.50 per unit from certain affiliates of Williams.
      Prior to the closing of our IPO, our assets were held by wholly owned subsidiaries of Williams. Upon the closing of our IPO, these Williams’ subsidiaries transferred the assets and the related liabilities to us. The following discussion includes the historical period prior to the closing of our IPO.
      On June 20, 2006, we acquired a 25.1 percent membership interest in Four Corners pursuant to an agreement with Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC (“WFSC”), Williams Partners Operating LLC and our general partner for aggregate consideration of $360 million. Prior to closing, WFSC contributed to Four Corners its natural gas gathering, processing and treating assets in the San Juan Basin in New Mexico and Colorado. Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, our consolidated financial statements and notes have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented.
      We financed this acquisition with a combination of equity and debt. On June 20, 2006, we issued 6,600,000 common units at a price of $31.25 per unit. Additionally, at the closing, the underwriters fully exercised their option to purchase 990,000 common units at a price of $31.25 per unit. This offering yielded net proceeds of $227.1 million after the payment of underwriting discounts and commissions of $10.1 million, but before the payment of other offering expenses. On June 20, 2006, we also issued $150 million aggregate principal of unsecured 7.5 percent Senior Notes due 2011 under a private placement debt agreement. Proceeds from the issuance totaled $146.8 million (net of $3.2 million of related expenses).

Overview
      We are principally engaged in the business of gathering, transporting and processing natural gas and fractionating and storing natural gas liquids (“NGLs”). We manage our business and analyze our results of operations on a segment basis. Our operations are divided into two business segments:

•	Gathering and Processing. Our Gathering and Processing segment includes (1) our 25.1 percent ownership interest in Four Corners, (2) our 40 percent ownership interest in Discovery and (3) the Carbonate Trend gathering pipeline off the coast of Alabama. Four Corners owns a natural gas gathering system in the San Juan Basin in New Mexico and Colorado, three natural gas processing plants in Colorado and New Mexico and two natural gas treating plants in New Mexico. Discovery owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and an NGL fractionator in Louisiana. These assets generate revenues by providing natural gas gathering, transporting and processing services and integrated NGL fractionating services to customers under a range of contractual arrangements. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such.

•	NGL Services. Our NGL Services segment includes three integrated NGL storage facilities and a 50 percent undivided interest in a fractionator near Conway, Kansas. These assets generate revenues by providing stand-alone NGL fractionation and storage services using various fee-based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.
Executive Summary
      Overall our 2005 results of operations met or exceeded our expectations for these assets, although we faced unusual operating conditions the last few months of 2005. Four Corners’ net income was favorably impacted by strong per-unit margins throughout 2005 that more than offset decreases in NGL equity volumes. We expect unit margins in 2006 will remain strong in relation to historical averages. Discovery and Carbonate Trend were impacted by Hurricanes Dennis, Katrina and Rita, and Conway saw an impact from a delay in the peak usage of retail propane due to an unusually moderate winter. The hurricanes created an unfavorable impact for our traditional natural gas supplies but also provided an opportunity for Discovery to assist other producers and processors with stranded gas by offering available firm transportation capacity to them through two open seasons discussed below in “— Recent Events.” Discovery replaced some of its lost revenue while helping to bring the supply of natural gas back to the nation in advance of winter. We continue to monitor the longer-term effects these hurricanes had on Discovery’s traditional sources of natural gas, which might cause lower than expected gathered volumes from these sources in 2006. Conway experienced an increased demand for propane storage services as a result of warm early-winter temperatures. Our results were negatively impacted by unfavorable commodity price movements on operating supply inventory we held at Conway and by higher general and administrative costs. Our liquidity continues to meet our expectations. We have had no borrowings under our revolving credit facilities and have successfully met our minimum quarterly distributions. Our capitalization and relationship with Williams has us well-positioned to grow our partnership through both internal projects, including Discovery’s Tahiti expansion and acquisition transactions with Williams and other third parties.
Recent Events
      In July 2005, Discovery executed an agreement with three producers to construct an approximate 35-mile gathering pipeline lateral to connect Discovery’s existing pipeline system to these producers’ production facilities for the Tahiti prospect in the deepwater region of the Gulf of Mexico. The Tahiti pipeline lateral expansion will have a design capacity of approximately 200 million cubic feet per day, and its anticipated completion date is May 1, 2007. We expect the total construction cost of the Tahiti pipeline lateral expansion project to be approximately $69.5 million, of which our 40 percent share will be approximately $27.8 million. In September 2005, we made a $24.4 million contribution to Discovery to cover a substantial portion of the total expenditures attributable to our share of these costs. We funded this contribution with proceeds from our IPO. The omnibus agreement, executed in connection with our IPO, provides that Williams will reimburse us for our remaining share of $3.4 million once the escrow funds have been exhausted.
      On July 8, 2005, the Discovery and Carbonate Trend assets were temporarily shut down in anticipation of Hurricane Dennis. The Discovery and Carbonate Trend assets were off-line for four and five days, respectively. We estimate the unfavorable impact of this hurricane on our 2005 net income was approximately $150,000 in lost revenue.
      On August 29, 2005, Hurricane Katrina struck the Gulf Coast area. In anticipation of the hurricane, the Discovery and Carbonate Trend assets were temporarily shut down on August 27, 2005. The Discovery assets were off-line for six days and then continued to experience lower throughput rates until being temporarily shut down for Hurricane Rita. The Carbonate Trend assets were off-line for 10 days and then experienced a gradual return to pre-hurricane throughput rates by September 19, 2005. On September 24, 2005, Hurricane Rita struck the Gulf Coast area. In anticipation of the hurricane, the Discovery assets, which were already at reduced throughput from Hurricane Katrina, were temporarily shut down on September 21, 2005. The Discovery assets were off-line for seven days and then continued to experience lower throughput rates through the end of the third quarter. Discovery’s net income was unfavorably impacted by an approximate loss of $2.3 million in revenue and $1.0 million in uninsured expenses. Discovery’s property insurance policy includes a $1.0 million deductible per occurrence. We estimate the unfavorable impact of Hurricanes Katrina and Rita on our 2005 net income was approximately $1.5 million due primarily to the impact of these hurricanes on Discovery’s results.
      In October 2005, Discovery conducted two expedited Federal Energy Regulatory Commission (“FERC”) open seasons for firm transportation to provide outlets for natural gas that was stranded following damage to third-party facilities during hurricanes Katrina and Rita. Both of these open seasons were for up to 250,000 million British Thermal Units per day (“MMBtu/d”). The first of these included the construction of a new receipt point at Texas Eastern Transmission Company’s (“TETCO”) Larose compressor station in Lafourche Parish, Louisiana. The second is via an existing interconnection to Tennessee Gas Pipeline’s (“TGP”) Line 500 in Terrebonne Parish, Louisiana. We began receiving additional incremental volumes from these receipt points in November and December 2005 and continued throughput through the first quarter of 2006. Shippers reimbursed Discovery for the majority of the capital necessary to establish these connections. We estimate the favorable impact of these open seasons on our 2005 net income was approximately $4.6 million in increased revenue less related expenses.
      In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit agreement. The new facility contains similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions. The new credit agreement is available for borrowings and letters of credit and will continue to allow us to borrow up to $75 million for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. Please read “— Financial Condition and Liquidity — Credit Facilities” for more information.
How We Evaluate Our Operations
      Our management uses a variety of financial and operational measures to analyze our segment performance, including the performance of Four Corners and Discovery. These measurements include:

•	Four Corners’ gathering and processing volumes;

•	Four Corners’ net liquids margin;

•	Discovery’s pipeline throughput volumes;

•	Discovery’s gross processing margins;

•	Conway’s fractionation volumes;

•	Conway’s storage revenues; and

•	operating and maintenance expenses.
       Four Corners
      Gathering Volumes. The gathering volumes on the Four Corners system are an important component of maximizing Four Corners’ profitability. Four Corners gathers approximately 37 percent of the San Juan Basin’s natural gas production at approximately 6,400 receipt points under mostly fee-based contracts. Four Corners’ gathering volumes from existing wells connected to our pipeline will naturally decline over time. Accordingly, to maintain or increase gathering volumes Four Corners must continually obtain new supplies of natural gas.
      Processing Volumes. The volumes processed at the Ignacio, Kutz and Lybrook natural gas processing plants are an important measure of Four Corners’ ability to maximize the profitability of these facilities. Four Corners gathers and processes natural gas under keep-whole, percent-of-liquids, fee-based and fee-based and keep-whole contracts. Four Corners’ processing volumes are largely dependent on the volume of natural gas gathered on the Four Corners’ system. Please read “—Our Operations—Gathering and Processing Segment.”
      Net Liquids Margin. The net liquids margin is an important measure of Four Corners’ ability to maximize the profitability of its processing operations. Liquids margin is derived by deducting the cost of shrink replacement gas and fuel from the revenue Four Corners receives from the sale of its NGLs. Shrink replacement gas refers to natural gas that is required to replace the Btu content lost when NGLs are extracted from the natural gas stream. Under certain agreement types, Four Corners receives NGLs as compensation for processing services provided to its customers as discussed in “— Our Operations — Gathering and Processing Segment”. The net liquids margin will either increase or decrease as a result of a corresponding change in the relative market prices of NGLs and natural gas.
       Discovery
      Pipeline Throughput Volumes. We view throughput volumes on Discovery’s pipeline system and our Carbonate Trend pipeline as an important component of maximizing our profitability. We gather and transport natural gas under fee-based contracts. Revenue from these contracts is derived by applying the rates stipulated to the volumes transported. Pipeline throughput volumes from existing wells connected to our pipelines will naturally decline over time. Accordingly, to maintain or increase throughput levels on these pipelines and the utilization rate of Discovery’s natural gas processing plant and fractionator, we and Discovery must continually obtain new supplies of natural gas. Our ability to maintain existing supplies of natural gas and obtain new supplies are impacted by (1) the level of workovers or recompletions of existing connected wells and successful drilling activity in areas currently dedicated to our pipelines and (2) our ability to compete for volumes from successful new wells in other areas. We routinely monitor producer activity in the areas served by Discovery and Carbonate Trend and pursue opportunities to connect new wells to these pipelines.
      Gross Processing Margins. We view total gross processing margins as an important measure of Discovery’s ability to maximize the profitability of its processing operations. Gross processing margins include revenue derived from:

•	the rates stipulated under fee-based contracts multiplied by the actual MMBtu volumes;

•	sales of NGL volumes received under percent-of-liquids contracts for Discovery’s account; and

•	sales of natural gas volumes that are in excess of operational needs.
      The associated costs, primarily shrink replacement gas and fuel gas, are deducted from these revenues to determine processing gross margin. In certain prior years, such as 2003, we generated significant revenues from the sale of excess natural gas volumes. However, in response to a final rule issued by FERC in 2004, we expect that Discovery will generate only minimal revenues from the sale of excess natural gas in the future.
      Discovery’s mix of processing contract types and its operation and contract optimization activities are determinants in processing revenues and gross margins. Please read “— Our Operations — Gathering and Processing Segment.”
      Conway
      Fractionation Volumes. We view the volumes that we fractionate at the Conway fractionator as an important measure of our ability to maximize the profitability of this facility. We provide fractionation services at Conway under fee-based contracts. Revenue from these contracts is derived by applying the rates stipulated to the volumes fractionated.
      Storage Revenues. Our storage revenues are derived by applying the average demand charge per barrel to the total volume of storage capacity under contract. Given the nature of our operations, our storage facilities have a relatively higher degree of fixed verses variable costs. Consequently, we view total storage revenues, rather than contracted capacity or average pricing per barrel, as the appropriate measure of our ability to maximize the profitability of our storage assets and contracts. Total storage revenues include the monthly recognition of fees received for the storage contract year and shorter-term storage transactions.
       Operating and Maintenance Expenses
      Operating and maintenance expenses are costs associated with the operations of a specific asset. Direct labor, fuel, utilities, contract services, materials, supplies, insurance and ad valorem taxes comprise the most significant portion of operating and maintenance expenses. Other than fuel, these expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate depending on the activities performed during a specific period. For example, plant overhauls and turnarounds result in increased expenses in the periods during which they are performed. We include fuel cost in our operating and maintenance expense, although it is generally recoverable from our customers in our NGL Services segment. As noted above, fuel costs in our Gathering and Processing segment are a component in assessing our gross processing margins.
      Additionally in the course of providing gathering processing and treating services to its customers. Four Corners realizes over and under deliveries of its customers products that are reflected in its operating and maintenance expense as product imbalance gains and losses. Four Corners monitors these gains and losses to determine whether they are within industry standards and determine the impact of such gains and losses on Four Corner’s results of operations.
      In addition to the foregoing measures, we also review our general and administrative expenditures, substantially all of which are incurred through Williams. In an omnibus agreement, executed in connection with our IPO, Williams agreed to provide a five-year partial credit for general and administrative expenses incurred on our behalf. The amount of this credit in 2005 was $3.9 million, which was pro rated for the period from the closing of our IPO through year end. The pro rated amount totaled $1.4 million. The amount of the credit will be $3.2 million in 2006 and will decrease by approximately $800,000 in each subsequent year.
      We record total general and administrative costs, including those costs that are subject to the credit by Williams, as an expense, and we record the credit as a capital contribution by our general partner. Accordingly, our net income does not reflect the benefit of the credit received from Williams. However, the cost subject to this credit is allocated entirely to our general partner. As a result, the net income allocated to limited partners on a per-unit basis reflects the benefit of this credit.
Our Operations

Gathering and Processing Segment
      Our Gathering and Processing segment consists of our interests in Four Corners and Discovery and our Carbonate Trend Pipeline. These assets generate revenues by providing natural gas gathering, transporting and processing and treating services and NGL fractionating services to customers under a range of contractual arrangements. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. As a result, this equity investment, which can only be presented in one segment, is considered part of the Gathering and Processing segment. For additional information on these activities, and the assets and activities described below, please read “Business and Properties — Narrative Description of Business — Gathering and Processing The Discovery Assets” in our annual report on Form 10-K for the year ended December 31, 2005 (“2005 Form 10-K”).

Gathering and Transportation Contracts
      We generate gathering and transportation revenues by applying the set tariff or contracted rate to the contractually-defined volumes of gas gathered or transported. Four Corners gathers natural gas under mostly fee-based contracts. Revenue from these contracts is derived by applying the rates stipulated to the volumes gathered. Most of Four Corners’ gathering contracts include escalation clauses that provide for an annual escalation based on an inflation-sensitive index. One significant gathering agreement is escalated based on changes in the average price of natural gas. Discovery’s mainline and its FERC-regulated laterals generate revenues through two types of arrangements — firm transportation service and traditional interruptible transportation service. Under the firm transportation arrangement, producers are required to dedicate reserves for the life of the lease, but pay no reservation fees for firm capacity. Under the interruptible transportation arrangement, no reserve dedication is required. Customers with firm transportation arrangements are entitled to a higher priority of service, in the case of a full pipeline, than customers who contract for interruptible transportation service. Firm transportation services represent the majority of the revenues from Discovery’s FERC-regulated business. Discovery also offers a third type of arrangement, traditional firm service with reservation fees, but none of Discovery’s customers currently contract for this type of transportation service.
      Discovery’s maximum regulated rate for mainline transportation is scheduled to decrease in 2008. At that time, Discovery will be required to reduce its mainline transportation rate on all of its contracts that have rates above the new reduced rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with FERC seeking to alter this scheduled reduction. However, if filed, we cannot assure you that a rate case would be successful in even partially preventing the rate reduction. Please read “Risk Factors - Risks Inherent in Our Business - Discovery’s interstate tariff rates we subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our business and operating results. Moreover, because Discovery is a non-corporate entity, it may be disadvantaged in calculating its cost of service for rate-making purposes” and “Business and Properties — Narrative Description of Business — FERC Regulation” in our 2005 Form 10-K.
      Carbonate Trend’s three contracts have terms tied to the life of the customer’s lease. The actual terms of these contracts will vary depending on the productive life of the natural gas reserves underlying these leases. However, the per-unit gathering fee associated with two of our three Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of Transcontinental Gas Pipe Line Company, or Transco, a wholly owned subsidiary of Williams. The gathering fees we receive are dependent upon whether our customer elects to utilize this Transco capacity. If a customer elects to use the Transco capacity, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee and generally results in a rate lower than would be realized if the customer elects not to utilize Transco’s capacity. The rate associated with Transco capacity is based on a FERC tariff that is subject to change. Accordingly, if the Transco rate increases, our gathering fees will be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. Both customers elected to use this capacity during 2004 and only one elected to use this capacity in 2005 and 2006.
      The gathering and transportation revenues that we generate under fee-based contracts are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by our customers results in a decline in the producers’ future drilling and development activities, our revenues from these contracts could be reduced in the long term.

Four Corners’ Processing Contracts
     Four Corners’ natural gas processing plants generate revenues using the following types of contracts:

•	Keep-whole. Under keep-whole contracts, Four Corners (1) processes natural gas produced by customers, (2) retains some or all of the extracted NGLs as compensation for its services, (3) replaces the Btu content of the retained NGLs that were separated during processing with natural gas it purchases, also known as shrink replacement gas, and (4) delivers an equivalent Btu content of natural gas to customers at the plant outlet. Four Corners, in turn, sells the retained NGLs to a subsidiary of Williams, which serves as a marketer for those NGLs at market prices.

•	Percent-of-liquids. Under percent-of-liquids processing contracts, Four Corners (1) processes natural gas produced by customers, (2) delivers to customers an agreed-upon percentage of the NGLs extracted (3) retains a portion of the extracted NGLs as compensation for its services and (4) delivers natural gas to customers at the plant in processing outlet. Under this type of contract, there is no requirement for Four Corners to replace the Btu content of the retained NGLs that were extracted during processing. Four Corners sells the retained NGLs to a subsidiary of Williams, which serves as a marketer for those NGLs at market prices.

•	Fee-based. Under fee-based contracts, Four Corners receives revenue based on the volume of natural gas processed and the per-unit fee charged, and Four Corners retains none of the extracted NGLs.

•	Fee-based and keep-whole. These contracts have both a per-unit fee component and a keep-whole component. The relative proportions of the fee component and the keep-whole component vary from contract to contract, with the keep-whole component never consisting of more than 50 percent of the total extracted NGLs.
      Under Four Corners’ keep-whole and percent-of-liquids contracts, revenues either increase or decrease as a result of a corresponding change in the market prices of NGLs. Four Corners charges a fee for more than 95 percent of the gathering and treating services it performs, as well as for approximately 48 percent of the natural gas it processes. As a result, the majority of the revenues generated by these services are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by the customers of Four Corners results in a decline in their future drilling and development activities and the volumes of gas produced, Four Corners’ revenues would be reduced. The remaining terms for the major Four Corners contracts range between three and ten years.

Discovery’s Processing and Fractionation Contracts
      Fee-based contracts. Discovery generates fee-based fractionation revenues based on the volumes of mixed NGLs fractionated and the per-unit fee charged, which is subject to adjustment for changes in certain fractionation expenses, including natural gas fuel and labor costs. Some of Discovery’s natural gas processing contracts are also fee-based contracts under which revenues are generated based on the volumes of natural gas processed at its natural gas processing plant. As discussed below, Discovery also processes natural gas under percent-of-liquids contracts.
      The processing revenues that Discovery generates under fee-based contracts are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by our customers results in a decline in the producers’ future drilling and development activities, our revenues from these contracts could be reduced due to long-term development declines.
      Percent-of-liquids contracts. Under percent-of-liquids contracts, Discovery (1) processes natural gas for customers, (2) delivers to customers an agreed-upon percentage of the NGLs extracted in processing and (3) retains a portion of the extracted NGLs. Discovery generates revenue by selling these retained NGLs to Williams at market prices. Some of Discovery’s percent-of-liquids contracts have a “bypass” option. Under this option, customers may elect not to process, or bypass, their natural gas on a monthly basis, in which case, Discovery retains a portion of the customers’ natural gas in lieu of NGLs as a fee. Discovery uses its retained natural gas to partially offset the amount of natural gas Discovery must purchase in the market for shrink replacement gas and natural gas consumed as fuel. Discovery may choose to process natural gas that a customer has elected to bypass, but it then must deliver natural gas with an equivalent Btu content to the customer. Discovery would not elect to process bypassed gas if market conditions posed the risk of negative processing margins. Please read “— Operation and Contract Optimization.”
      Under Discovery’s percent-of-liquids contracts, revenues either increase or decrease as a result of a corresponding change in the market prices of NGLs. For contracts with a bypass option, and depending upon whether the customer elects the bypass election, Discovery’s revenues would either increase or decrease as a result of a corresponding change in the relative market prices of NGLs and natural gas.
      Discovery is also a party to a small number of “keep-whole” gas processing arrangements. Under these arrangements, a processor retains NGLs removed from a customer’s natural gas stream but must deliver gas with an equivalent Btu content to the customer, either from the processor’s inventory or through open market purchases. A rise in natural gas prices as compared to NGL prices can cause the processor to suffer negative margins on keep-whole arrangements. The natural gas associated with Discovery’s keep-whole arrangements has a low NGL content. As a result, this gas does not require processing to be shipped on downstream pipelines. Consequently, under unfavorable market conditions, Discovery may earn little or no margin on these arrangements, but is not exposed to negative processing margins. Discovery does not intend to enter into additional keep-whole arrangements in the future that would represent a material amount of processing volumes.
      Substantially all of Discovery’s gas gathering, transportation, processing and fractionation contracts have terms that expire at the end of the customer’s natural resource lease. The actual terms of these contracts will vary depending on life of the natural gas reserves underlying these leases. As a result of Discovery’s current contract mix, Discovery takes title to approximately one-half of the mixed NGL volumes leaving its natural gas processing plant. A Williams subsidiary serves as a marketer for these NGLs and, under the terms of its agreement with Discovery, purchases substantially all of Discovery’s NGLs for resale to end users. As a result, a significant portion of Discovery’s revenues are reported as affiliate revenues even though Williams is not a producer that supplies the Discovery pipeline system with any volumes of natural gas. If the arrangement with the Williams subsidiary were terminated, we believe that Discovery could contract with a third party marketer or perform its own marketing services.

Operation and Contract Optimization
      Long-haul natural gas pipelines, generally interstate pipelines that serve end use markets, publish specifications for the maximum NGL content of the natural gas that they will transport. Normally, NGLs must be removed from the natural gas stream at a gas processing facility in order to meet these pipeline specifications. It is common industry practice, however, to blend some unprocessed gas with processed gas to the extent that the combined gas stream is still able to meet the pipeline specifications at the point of injection into the long-haul pipeline.
      Although it is typically profitable for producers to separate NGLs from their natural gas streams, there can be periods of time in which the relative value of NGL market prices to natural gas market prices may result in negative processing margins and, as a result, lack of profit from NGL extraction. Because of this margin risk, producers are often willing to pay for the right to bypass the gas processing facility if the circumstances permit. Owners of gas processing facilities may often allow producers to bypass their facilities if they are paid a “bypass fee.” The bypass fee helps to compensate the gas processing facility for the loss of processing volumes.
      Under Discovery’s contracts that include a bypass option, Discovery’s customers may exercise their option to bypass the gas processing plant. Producers with these contracts notify Discovery of their decision to bypass prior to the beginning of each month. For the natural gas volumes that producers have chosen to bypass, Discovery evaluates current commodity prices and then decides whether it will process the gas for its own account and retain the separated NGLs for sale to third parties. The customer pays a bypass fee regardless of whether or not Discovery decides to process the gas for its own account. Discovery’s decision is determined by the value of the NGLs it will separate during the month compared to the cost of the replacement volume of natural gas it must purchase to keep the producer whole.
      By providing flexibility to both producers and gas processors, bypass options can enhance both parties’ profitability. Discovery manages its operations given its contract portfolio, which contains a proportion of contracts with this option that is appropriate given current and expected future commodity market conditions.

NGL Services Segment
      We generate revenues by providing NGL fractionation and storage services at our facilities near Conway, Kansas, using various fee based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.

Fractionation Contracts
      The fee-based fractionation contracts at our Conway facility generate revenues based on the volumes of mixed NGLs fractionated and the per-unit fee charged. The per-unit fee is generally subject to adjustment for changes in certain operating expenses, including natural gas, electricity and labor costs, which are the principal variable costs in NGL fractionation. As a result, we are generally able to pass through increases in those operating expenses to our customers. However, under one of our fractionation contracts, there is a cap on the per-unit fee and, under current natural gas market conditions, we are not able to pass through the full amount of increases in variable expenses to this customer. In order to mitigate the fuel price risk with respect to our purchases of natural gas needed to perform under this contract, upon the closing of our IPO offering in August 2005, Williams transferred to us a contract for the purchase of a sufficient quantity of natural gas from a wholly owned subsidiary of Williams at a fixed price to satisfy our fuel requirements under this fractionation contract. Williams paid the full costs associated with entering into this contract prior to assigning the contract to us upon closing of our IPO. The fair value of this gas purchase contract was recorded as an equity contribution to us by Williams. This gas purchase contract will terminate on December 31, 2007 to correspond with the expected termination of the related fractionation agreement. Pursuant to the terms of this agreement, we provided notice of termination to this customer in July 2005. If we are unable to negotiate a new agreement with this customer upon such termination, we believe that we could contract with other potential customers to replace a significant portion of these volumes.
      Two contracts with remaining terms of approximately three and five years account for most of our fractionation revenues. The revenues we generate under fractionation contracts at our Conway facility generally are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices received by our customers results in a decline in their production volumes, our revenues from these contracts could be reduced. One of our customers has the contractual right, on a month-to-month basis, to deliver its mixed NGLs elsewhere. Its decision on whether to ship its products to the Mid-Continent region or another region depends on supply and demand in the respective regions and the current price being paid for fractionated products in each region.

Storage Contracts
      Substantially all our storage contracts are on a firm basis, pursuant to which our customers pay a demand charge for a contracted volume of storage capacity, including injection and withdrawal rights. The majority of our storage revenues are from three contracts with remaining terms between four and fourteen years. The terms of our remaining storage contracts are typically one year or less. In addition, we also enter into contracts for fungible product storage in increments of six months, three months and one month.
      For storage contracts of one year or less, we require our customers to remit the full contract price at the time the contract is signed, which reduces our overall credit risk. Most of our contracts of one year or less are on a fixed price basis. We base our longer-term contracts on a percentage of our published price of storage in our Conway facilities and adjust these prices annually.
      We offer our customers four types of storage contracts: single product fungible, two product fungible, multi-product fungible and segregated product storage. In addition to the fees we charge for contracted storage, we also receive fees for overstorage. Overstorage is all barrels held in a customer’s inventory in excess of that customer’s contractual storage rights, calculated on a daily basis.
      Because we typically contract for periods of one year or longer, our business is less susceptible to seasonal variations. However, spot and future NGL market prices can influence demand for storage. When the market for propane and other NGLs is in backwardation, the demand for storage capacity of our Conway facilities may decrease. While this would not impact our long-term leases of storage capacity, our customers could become less likely to enter into short-term storage contracts.

Operating Supply Management
      We also generate revenues by managing product imbalances at our Conway facilities. In response to market conditions, we actively manage the fractionation process to optimize the resulting mix of products. Generally, this process leaves us with a surplus of propane volumes and a deficit of ethane volumes. We sell the surplus propane and make up the ethane deficit through open-market purchases. We refer to these transactions as product sales and product purchases. In addition, product imbalances may arise due to measurement variances that occur during the routine operation of a storage cavern. These imbalances are realized when storage caverns are emptied. We are able to sell any excess product volumes for our own account, but must make up product deficits. The flexibility we enjoy as operator of the storage facility allows us to manage the economic impact of deficit volumes by settling deficit volumes either from our storage inventory or through opportunistic open-market purchases.
      Historically, we effected these product sales and purchases with third parties. However, in December of 2004, we began to effect these purchases and sales with a subsidiary of Williams. If this arrangement with the Williams subsidiary were terminated, we believe we could once again transact with third parties.

Critical Accounting Policies and Estimates
      Our financial statements reflect the selection and application of accounting policies that require management to make significant estimates and assumptions. The selection of these policies has been discussed with the Audit Committee. We believe that the following are the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

Impairment of Long-Lived Assets and Investments
      We evaluate our long-lived assets and investments for impairment when we believe events or changes in circumstances indicate that we may not be able to recover the carrying value of certain long-lived assets or that the decline in value of an investment is other-than-temporary.
      During 2004, we performed an impairment review of our 40 percent equity investment in Discovery because of Williams’ planned purchase of an additional interest in Discovery at an amount below our current carrying value. We estimated the fair value of our investment based on a probability-weighted analysis that considered a range of expected future cash flows and earnings, EBITDA multiples and the distribution yields for master limited partnerships (“MLP”). Based upon our analysis we concluded that our investment in Discovery experienced an other-than-temporary decline in value. As a result, we recorded an 8 percent, or $13.5 million, impairment of this investment to its estimated fair value at December 31, 2004 (see Note 6 of Notes to Consolidated Financial Statements in Exhibit 99.1 hereto). Our computations utilized judgments and assumptions in the following areas:

•	estimated future volumes and rates;

•	the net present value of the expected future cash flows;

•	potential proceeds from a sale to an existing MLP based on an acquirer’s estimated distribution and earnings impact; and

•	expected proceeds from our planned initial public offering.
      Our projections are highly sensitive to changes in the above assumptions. The estimated cash flows from the various scenarios ranged from approximately $28.0 million above to approximately $20.0 million below our estimated fair value at December 31, 2004.

Accounting for Asset Retirement Obligations
      We record asset retirement obligations for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset in the period in which it is incurred if a reasonable estimate of fair value can be made. At December 31, 2005, we have an accrued asset retirement obligation liability of $762,000 for estimated retirement costs associated with the abandonment of our Conway underground storage caverns and brine ponds in accordance with Kansas Department of Health and Environment (“KDHE”) regulations. This estimate is based on the assumption that the abandonment occurs in 50 years. If this assumption were changed to 30 years, the recorded asset retirement obligation would increase by approximately $2.6 million. Our estimate utilizes judgments and assumptions regarding the costs to abandon a well bore and the timing of abandonment. Please read Note 7 of Notes to Consolidated Financial Statements in Exhibit 99.1 hereto.

Environmental Remediation Liabilities
      We record liabilities for estimated environmental remediation liabilities when we assess that a loss is probable and the amount of the loss can be reasonably estimated. At December 31, 2005, we have an accrual for estimated environmental remediation obligations of $5.4 million. This remediation accrual is revised, and our associated income is affected, during periods in which new or different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. We base liabilities for environmental remediation upon our assumptions and estimates regarding what remediation work and post-remediation monitoring will be required and the costs of those efforts, which we develop from information obtained from outside consultants and from discussions with the applicable governmental authorities. As new developments occur or more information becomes available, it is possible that our assumptions and estimates in these matters will change. Changes in our assumptions and estimates or outcomes different from our current assumptions and estimates could materially affect future results of operations for any particular quarter or annual period. During 2004, we purchased an insurance policy covering some of our environmental liabilities. Please read “— Environmental” and Note 13 of Notes to Consolidated Financial Statements in Exhibit 99.1 hereto for further information.
Results of Operations

Consolidated Overview
      The following table and discussion is a summary of our consolidated results of operations for the three years ended December 31, 2005 and the three months ended March 31, 2006 and 2005. The results of operations by segment are discussed in further detail following this consolidated overview discussion.

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Revenues	$51,769	$40,976	$28,294	$17,063	$11,369
Costs and expenses:
Operating and maintenance expense	25,111	19,376	13,960	7,691	5,728
Product cost	11,821	6,635	1,263	5,723	2,735
Depreciation and accretion	3,619	3,686	3,707	900	905
General and administrative expense	5,323	2,613	1,813	1,948	706
Taxes other than income	700	716	640	207	192
Other, net	(6)	(91)	(133)	—	—

Total costs and expenses	46,568	32,935	21,250	16,469	10,266

Operating income	5,201	8,041	7,044	594	1,103
Equity earnings — Four Corners	28,668	24,236	22,276	8,387	6,499
Equity earnings — Discovery	8,331	4,495	3,447	3,781	2,212
Impairment of investment in Discovery	—	(13,484)	—	—	—
Interest expense	(8,238)	(12,476)	(4,176)	(236)	(3,004)
Interest income	165	—	—	70	—

Income before cumulative effect of change in accounting principle	34,127	10,812	28,591	12,596	6,810
Cumulative effect of change in accounting principle	(802)	—	(1,182)	—	—

Net income	$33,325	$10,812	$27,409	12,596	$6,810

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005
      Revenues increased $5.7 million, or 50 percent, due primarily to higher revenues in our NGL Services segment reflecting higher fractionation and storage revenues and increased product sales volumes. These increases are discussed in detail in “— Results of Operations — NGL Services.”

      Operating and maintenance expense increased $2.0 million, or 34 percent, due primarily to our NGL Services segment where fuel and power costs and the number of cavern workover projects increased, partially offset by a decrease in product imbalance adjustments.
      Product cost increased $3.0 million, or 109 percent, directly related to the increased product sales volumes discussed above.
      General and administrative expense increased $1.2 million, or 176 percent, due primarily to the increased costs of being a publicly traded partnership. These costs included $0.4 million for audit, tax return preparation and director fees, $0.3 million for charges allocated by Williams for accounting, legal, and other support, and $0.3 million for conflict committee activity associated with our proposed acquisition of an interest in Four Corners.
      Operating income decreased $0.5 million, or 46 percent, due primarily to higher general and administrative expense and higher operating and maintenance expense, partially offset by higher fractionation and storage revenues from our NGL Services segment.
      Equity earnings from Four Corners increased $1.9 million, or 29 percent. This increase is discussed in detail in “— Results of Operations — Gathering and Processing.”
      Equity earnings from Discovery increased $1.6 million, or 71 percent. This increase is discussed in detail in “— Results of Operations — Gathering and Processing.”
      Interest expense decreased $2.8 million, or 92 percent, due to the forgiveness of the advances from Williams to our predecessor in conjunction with the closing of our IPO on August 23, 2005, slightly offset by the commitment fees on our $75 million borrowing capacity under Williams’ credit agreement and our $20 million working capital revolving credit facility with Williams.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004
      Revenues increased $10.8 million, or 26 percent, due primarily to higher revenues in our NGL Services segment reflecting increased product sales volumes and higher storage revenues, slightly offset by lower revenue in our Gathering and Processing segment due to Hurricanes Katrina and Rita and the 2004 recognition of a $950,000 settlement of a contractual volume deficiency provision.
      Operating and maintenance expense increased $5.7 million, or 30 percent, due primarily to larger product imbalance valuation adjustments and higher fuel and power costs recognized by our NGL Services segment in 2005 as compared to 2004.
      Product cost increased $5.2 million, or 78 percent, directly related to the increase in product sales volumes in our NGL Services segment.
      General and administrative expense increased $2.7 million, or 104 percent primarily to the increased costs of being a publicly traded partnership. These costs included $1.1 million for audit fees, tax return preparation, director fees, and registration and transfer agent fees, $0.7 million for direct and specific charges allocated, by Williams, for accounting, legal, and other support, $0.6 million for business development, and $0.3 million for other various expenses.
      Operating income decreased $2.8 million, or 35 percent, due primarily to higher operating and maintenance expense in our NGL Services segment, higher general and administrative expenses and lower revenues in our Gathering and Processing segment, partially offset by higher storage revenues in our NGL Services segment.
      Equity earnings from Four Corners increased $4.4 million, or 18 percent. This increase is discussed in detail in “— Results of Operations — Gathering and Processing.”
      Equity earnings from Discovery increased $3.8 million, or 85 percent. This increase is discussed in detail below under “— Results of Operations — Gathering and Processing.”
      The impairment of our investment in Discovery is the result of our analysis pursuant to which we concluded that we had experienced an other-than-temporary decline in the value of our investment in Discovery as described above in “— Critical Accounting Policies and Estimates — Impairment of Long-Lived Assets and Investments.”
      Interest expense decreased $4.2 million, or 34 percent, due primarily to the forgiveness of the advances from Williams to our predecessor in conjunction with the closing of our IPO on August 23, 2005.

      The cumulative effect of change in accounting principle of $0.8 million in 2005 relates to our December 31, 2005 adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 47. Please read Note 7 of Notes to Consolidated Financial Statements in Exhibit 99.1 hereto.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues increased $12.7 million, or 45 percent, due mainly to higher revenues in our NGL Services segment, reflecting higher product sales volumes and storage rates.
      Operating and maintenance expense increased $5.4 million, or 39 percent, due primarily to increased costs to comply with KDHE requirements at NGL Services’ Conway facilities. Product costs increased $5.4 million, from $1.3 million, due to the increase in product sales.
      General and administrative expense increased $0.8 million, or 44 percent, due primarily to an increase in allocated general and administrative expenses from Williams reflecting increased corporate overhead costs within the Williams organization. These increased costs related to various corporate initiatives and Sarbanes-Oxley Act compliance efforts within Williams.
      Equity earnings from Four Corners increased $2.0 million, or 9 percent. This increase is discussed in detail in “— Results of Operations — Gathering and Processing.”
      Equity earnings from Discovery increased $1.0 million, or 30 percent. This increase is discussed in detail in “— Results of Operations — Gathering and Processing.”
      The impairment of our investment in Discovery is the result of our analysis pursuant to which we concluded that we had experienced an other-than-temporary decline in the value of our investment in Discovery as described above in “— Critical Accounting Policies and Estimates — Impairment of Long-Lived Assets and Investments.”
      Interest expense increased $8.3 million, from $4.2 million, due primarily to the cash advanced by Williams in December 2003 to fund our predecessor’s $101.6 million share of a cash call by Discovery to repay its outstanding debt.
      The cumulative effect of change in accounting principle of $1.2 million in 2003 relates to our January 1, 2003 adoption of Statement of Financial Accounting Standard, or SFAS, No. 143, “Accounting for Asset Retirement Obligations.” Please read Note 7 of Notes to Consolidated Financial Statements in Exhibit 99.1 hereto.
Outlook for 2006
      We have provided separate Outlook discussions in our Gathering and Processing and NGL Services “Results of Operations” sections.
      Additionally, we expect our interest expense to increase by approximately $6.3 million for the interest on our issuance of $150 million Senior Notes issued in conjunction with our acquisition of a 25.1 percent interest in Four Corners, which was completed on June 20, 2006.

Results of Operations — Gathering and Processing
      The Gathering and Processing segment includes (1) the Carbonate Trend gathering pipeline, (2) our 25.1 percent ownership interest in Four Corners and (3) our 40 percent ownership interest in Discovery.

				Three Months
				Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Segment revenues	$3,515	$4,833	$5,513	$733	$880
Costs and expenses:
Operating and maintenance expense	714	572	379	242	107
Depreciation	1,200	1,200	1,200	300	300
General and administrative expense — direct	2	—	—	2	—

Total costs and expenses	1,916	1,772	1,579	544	407

Segment operating income	1,599	3,061	3,934	189	473
Equity earnings — Four Corners	28,668	24,236	22,276	8,387	6,499
Equity earnings — Discovery	8,331	4,495	3,447	3,781	2,212
Impairment of investment in Discovery	—	(13,484)	—	—	—

Segment profit	$38,598	$18,308	$29,657	$12,357	$9,184

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005
      Carbonate Trend’s revenues decreased $147,000, or 17 percent, due primarily to a 20 percent decline in average daily gathered volumes between 2006 and 2005 caused by normal reservoir depletion.
      Operating and maintenance expense increased $135,000, or 126 percent, due to $44,000 in increased costs for inhibitor chemicals and internal pipeline corrosion inspection, and $91,000 related to increased insurance costs.
      Segment operating income decreased $284,000, or 60 percent, due primarily to the items discussed above.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004
      Carbonate Trend’s revenues decreased $1.3 million, or 27 percent, due primarily to a 29 percent decline in average daily gathered volumes between 2005 and 2004 and the absence of $950,000 of revenue resulting from the settlement of a contractual volume deficiency payment recognized in 2004, partially offset by $452,000 of revenue from the settlement of a contractual volume deficiency payment recognized in 2005.
      The decline in Carbonate Trend’s average daily gathered volumes was caused by normal reservoir depletion, reduced capacity experienced at a third-party onshore treating plant in April 2005 and the temporary shutdowns for Hurricane Dennis in July 2005 and Hurricane Katrina in August 2005. The overall impact of this decline in gathered volumes on gathering revenue was approximately $1.1 million. This decline in gathered volumes was partially offset by a 11 percent higher average gathering rate causing a $300,000 increase in gathering revenue. The increase in the average gathering rate was due to a customer’s annual election in 2005 under a bundled rate provision within its contract.
      Operating and maintenance expense increased $142,000, or 25 percent, due to $72,000 increased costs for inhibitor chemicals and internal pipeline corrosion inspection, and $70,000 related to increased insurance costs. These increases were offset partially by increased painting expense in 2004.
      Segment operating income decreased $1.5 million, or 48 percent, due primarily to the lower revenues discussed above.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Carbonate Trend’s revenues decreased $0.7 million, or 12 percent, due primarily to a 26 percent decline in gathering volumes in 2004, largely offset by the recognition in 2004 of a $950,000 settlement of a contractual volume deficiency provision. Gathering volumes declined in 2004 due to lower production from connected wells that was not offset by new production coming online.
      Operating and maintenance expense increased $0.2 million due to additional costs for contractor services.

Four Corners
      Our interest in Four Corners is accounted for using the equity method of accounting. As such, our interest in Four Corners’ net operating results is reflected as equity earnings in our Consolidated Statements of Income. Due to the significance of Four Corners’ equity earnings to our results of operations, the following discussion addresses in greater detail the results of operations for 100 percent of Four Corners.

				Three Months
	Years Ended December 31,			Ended March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Revenues	$463,203	$428,223	$354,134	$115,672	$107,903
Costs and expenses, including interest:
Product cost	165,706	146,328	91,328	38,277	36,434
Operating and maintenance	104,648	97,070	89,783	29,095	25,646
Depreciation and amortization	38,960	40,675	41,552	9,814	9,726
General and administrative	31,292	29,566	24,102	6,638	7,780
Taxes other than income	7,746	6,790	6,822	2,076	2,185
Other, net	636	11,238	11,800	(3,643)	237

Total costs and expenses	348,988	331,667	265,387	82,257	82,008

Income before cumulative effect of change in accounting principle	$114,215	$96,556	$88,747	$33,415	$25,895

Williams Partners 25.1% interest-equity earnings per our Consolidated Statement of Income	$28,668	$24,236	$22,276	$8,387	$6,499

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005
      Revenues increased $7.8 million, or 7 percent, due to higher product sales and gathering and processing revenue.
      Product sales revenues increased $3.1 million, or 6 percent, due primarily to:

•	a $6.2 million increase related to a 24 percent increase in average NGL sales prices realized on sales of NGLs Four Corners received under its processing contracts;

•	$0.9 million of higher condensate sales associated with increased prices; and

•	$1.5 million of higher LNG sales.

      These increases were partially offset by $3.8 million related to a 13 percent decrease in NGL volumes received under Four Corners’ processing contracts. In 2005, a customer exercised an annual option to switch from a keep-whole contract to a fee-based contract, which decreased the NGL volumes that Four Corners retained. Additionally, product sales were $1.7 million lower due to a decrease in the sale of liquids on behalf of third parties. These NGL sales are made on behalf of producers who have Four Corners market their NGLs for a fee in accordance with their contracts. Under these arrangements Four Corners purchases the NGLs from the producers and sells them to an affiliate. This decrease was offset by lower associated product costs of $1.7 million discussed below.
      Fee-based gathering and processing revenues increased $4.7 million due primarily to higher revenue from an 8 percent increase in the average gathering and processing rates. The average gathering and processing rates increased in 2006 largely as a result of contractual escalation clauses. Most of Four Corners’ gathering contracts include escalation clauses that provide for an annual escalation based on an inflation-sensitive index. One significant gathering agreement is escalated based on changes in the average price of natural gas.
      Product cost, primarily shrink replacement gas, increased $1.8 million, or 5 percent, due primarily to a 37 percent increase in the average price of natural gas and $1.9 million related to product cost associated with higher condensate and NGL sales. These increases were partially offset by $3.0 million from 20 percent lower volumetric shrink requirements from Four Corners’ keep-whole processing contracts as a result of a customer exercising an annual option to switch from a keep-whole contract to a fee-based contract and a $1.7 million decrease from third party customers who elected to have Four Corners market their NGLs.
      Operating and maintenance expense increased $3.4 million, or 13 percent, due primarily to $2.2 million of higher product imbalance expense, including higher natural gas cost-related fuel and system losses.
      General and administrative expense decreased $1.1 million, or 15 percent, due primarily to a decrease in allocated general and administrative expense from Williams.
      Other expense, net improved $3.9 million due primarily to a $3.3 million gain recognized on the sale of the LaMaquina treating facility in the first quarter of 2006. The LaMaquina treating facility was shut down in 2002, and impairments were recorded in 2003 and 2004.
      Income before cumulative effect of change in accounting principle increased $7.5 million, or 29 percent, due primarily to $4.7 million of higher fee-based gathering and processing revenues, $1.3 million from higher product sales margins caused by increased per-unit margins on lower NGL sales volumes, the $3.9 million improvement in other expense, and the $1.1 million decrease in general and administrative expense. These increases were partially offset by $3.4 million of higher operating and maintenance expense.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004
      Revenues increased $35.0 million, or 8 percent, due primarily to higher product sales and gathering revenue.
      Product sales revenues increased $26.4 million, or 13 percent, due to:

•	a $21.5 million increase in the sale of liquids on behalf of third parties. These NGL sales were made on behalf of producers who have Four Corners market their NGLs for a fee in accordance with their contracts. This increase was offset by higher associated product costs of $21.5 million discussed below;

•	$21.1 million related to 21 percent higher average NGL sales prices realized for the volumes Four Corners received under its processing contracts;

•	$3.0 million higher LNG sales; and

•	$2.9 million higher condensate sales.

      These increases were partially offset by $22.1 million related to 18 percent lower NGL volumes received under Four Corners’ processing contracts. In 2005, a customer exercised an annual option to switch from a keep-whole contract to a fee-based contract, which decreased the NGL volumes that Four Corners retained.
      Fee-based gathering and processing revenues increased $9.8 million due to $17.1 million higher revenue from a 8 percent increase in the average gathering and processing rates, partially offset by $7.3 million lower revenue from 3 percent lower gathering volumes. The average gathering and processing rates increased in 2005 largely as a result of contractual escalation clauses. The volume decrease was driven by normal reservoir declines, which were partially offset by new well connects. The overall net decline is related primarily to the slightly steeper decline rate associated with coal bed methane production. Four Corners has historically offset substantially the impact of production declines with new well connects.
      Products cost, primarily shrink replacement gas, increased $19.4 million, or 13 percent, due primarily to the $21.5 million increase from third party customers who elected to have Four Corners market their NGLs and $15.1 million from a 30 percent increase in the average price of natural gas, partially offset by $17.2 million from 26 percent lower volumetric shrink requirements from Four Corners’ keep-whole processing contracts resulting from a customer exercising an annual option to switch from a keep-whole contract to a fee-based contract.
      Operating and maintenance expense increased $7.6 million, or 8 percent, due primarily to:

•	$5.1 million higher materials and supplies and outside services expense related to increased repair and maintenance activity;

•	$1.8 million of higher compressor costs from inflation-indexed escalation clauses in operating and maintenance agreements and additional rental units; and

•	$2.7 million of higher natural gas cost related to fuel and system gains and losses.
      These increases were partially offset by $2.0 million of other various operating and maintenance expense decreases.
      Depreciation and amortization expense decreased $1.7 million, or 4 percent, due primarily to the absence of depreciation on assets that were fully depreciated in 2004.
      General and administrative expense increased $1.7 million, or 6 percent, due primarily to an increase in allocated general and administrative expense from Williams.
      Taxes other than income increased $0.9 million, or 14 percent, due primarily to increased processing taxes. The State of New Mexico’s average processing tax rate increased 39 percent between 2004 and 2005. Some, but not all, of Four Corners’ contracts allow Four Corners to recoup these taxes.
      Other expense decreased $10.6 million, from $11.2 million in 2004, due primarily to the following 2004 charges that were not present in 2005:

•	$7.6 million impairment charge for the LaMaquina treating facility in 2004. The LaMaquina treating facility shut down in 2002 and was sold in the first quarter of 2006;

•	$1.2 million loss on asset dispositions; and

•	$1.0 million for materials and supplies inventory adjustments.
      Income before cumulative effect of change in accounting principle increased $17.7 million, or 18 percent, due primarily to higher gathering and processing revenues of $6.5 million and $3.3 million, respectively, $7.0 million in higher product sales margins on lower NGL sales volumes and lower other expenses of $10.6 million, partially offset by $7.6 million in higher operating and maintenance expenses and $1.7 million higher general and administrative expenses.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues increased $74.1 million, or 21 percent, due primarily to higher product sales, partially offset by lower gathering and processing revenues.
      Product sales revenues increased $80.5 million, or 65 percent, due to:

•	a $41.8 million increase in the sale of NGLs on behalf of third parties. These NGL sales were made on behalf of producers who have Four Corners market their NGLs for a fee in accordance with their contracts. This increase was offset by higher associated product costs of $41.8 million discussed below;

•	$28.5 million related to 29 percent higher average NGL sales prices realized for the volumes Four Corners received under its processing contracts;

•	$4.9 million related to 5 percent higher NGL volumes received under Four Corners’ processing contracts;

•	$4.0 million higher LNG sales; and

•	$1.3 million higher condensate sales.
      Gathering and processing revenues decreased $5.9 million due to $5.0 million lower revenue from a 2 percent decrease in the average gathering and processing rates and $0.9 million lower revenue from a 3 percent decrease in average gathered and processed volumes. The decrease in the average rate in 2004 was largely the result of a major new contract with a lower contract rate, partially offset by other contractual escalation clauses.
      Product cost, primarily shrink replacement gas, increased $55.0 million, or 60 percent, due primarily to a $41.8 million increase from third party customers who elected to have Four Corners market their NGLs, $10.2 million from an 18 percent increase in the average price of natural gas and $4.5 million related to increased LNG and condensate sales.
      Operating and maintenance expense increased $7.3 million, or 8 percent, due primarily to:

•	$4.4 million higher materials and supplies and outside services expense related to increased repair and maintenance activity; and

•	$2.7 million higher natural gas cost related to fuel and system gains and losses.
      Depreciation and amortization expense decreased $0.9 million, or 2 percent, due primarily to the absence of depreciation on assets that were fully depreciated in 2003.
      General and administrative expense increased $5.5 million, or 23 percent, due primarily to an increase in allocated general and administrative expense from Williams reflecting increased corporate overhead costs within the Williams organization. These increased costs related to various corporate initiatives and Sarbanes-Oxley Act compliance efforts within Williams.
      Other expense, net in 2004 includes:

•	$7.6 million impairment charge for the LaMaquina treating facility;

•	$1.2 million loss on asset dispositions; and

•	$1.0 million of materials and supplies inventory adjustments.
      Other expense, net in 2003 includes:

•	$4.1 million impairment charge for the LaMaquina treating facility;

•	$3.5 million of other asset impairment; and

•	$4.2 million of contractual settlement accruals.

      Income before cumulative effect of change in accounting principle increased $7.8 million, or 9 percent, due primarily to a $25.5 million higher average product sales margins on higher average NGL volumes, partially offset by lower gathering revenue of $4.5 million, higher operating and maintenance expense of $7.3 million and higher general and administrative expense of $5.5 million.

Discovery
      Discovery is accounted for using the equity method of accounting. As such, our interest in Discovery’s net operating results is reflected as equity earnings in our Consolidated Statement of Income. Due to the significance of Discovery’s equity earnings to our results of operations, the following discussion addresses in greater detail, the results of operations for 100 percent of Discovery.

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Revenues	$122,745	$99,876	$103,178	$62,120	$27,289
Costs and expenses, including interest:
Product cost and shrink replacement	64,467	45,355	42,914	41,550	11,124
Operating and maintenance expense	10,165	17,854	15,829	4,822	3,993
General and administrative expense	2,053	1,424	1,400	690	500
Depreciation and accretion	24,794	22,795	22,875	6,379	6,113
Interest expense (income)	(1,685)	(550)	9,611	(626)	(284)
Other (income) expenses, net	2,123	1,328	1,501	(147)	312

Total costs and expenses, including interest	101,917	88,206	94,130	52,668	21,758

Income before cumulative effect of change in accounting principle	$20,828	$11,670	$9,048	$9,452	$5,531

Williams Partners’ 40% interest	$8,331	$4,668	$3,619	$3,781	$2,212
Capitalized interest amortization	—	(173)	(172)	—	—

Equity earnings per our Consolidated Statement of Income	$8,331	$4,495	$3,447	$3,781	$2,212

     Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005
      Revenues increased $34.8 million, or 128 percent, due primarily to higher NGL product sales from the marketing of customers’ NGLs. In addition, the Tennessee Gas Pipeline, or TGP, and Texas Eastern Transmission Company, or TETCO, open seasons, which began in the last quarter of 2005, accounted for $9.9 million in revenues. Throughput volumes from TETCO’s open season ended on March 14, 2006, and throughput volumes from TGP’s open season have substantially decreased and may cease soon. The significant components of the revenue increase are addressed more fully below.

•	Product sales increased $36.8 million for NGL sales related to third-party processing customers’ elections to have Discovery market their NGLs for a fee under an option in their contracts. These sales were offset by higher associated product costs of $36.8 million as discussed below.

•	Processing and fractionation revenues increased $5.6 million, including $6.7 million in additional fee-based revenues related to the TGP and TETCO open seasons discussed above and $0.8 million of increased volumes from the Front Runner prospect, partially offset by normal reservoir declines.

•	Transportation revenue increased $2.1 million, including $3.2 million in additional fee-based revenues related to the TGP and TETCO open seasons discussed above, partially offset by $1.0 million related to normal reservoir declines.
      Partially offsetting these increases were the following:

•	Product sales decreased approximately $8.5 million as a result of 60 percent lower NGL sales following Hurricanes Katrina and Rita, partially offset by a $1.8 million increase associated with 32 percent higher average sales prices.

•	Product sales also decreased $0.9 million due to the absence of excess fuel and shrink replacement gas sales in 2006.

•	Gathering revenues decreased $2.1 million due primarily to a $1.4 million deficiency payment received in the first quarter of 2005.
      Product cost and shrink replacement increased $30.4 million, from $11.1 million in 2005, due primarily to $36.8 million of product purchase costs for customers who elected to have Discovery market their NGLs and $1.4 million from higher average per-unit natural gas prices, partially offset by $6.3 million of lower costs related to reduced processing activity in 2006.
      Other operating and maintenance expense increased $0.8 million, or 21 percent, due primarily to $0.6 million of higher processing costs related to increased throughput volumes and $0.2 million of higher property insurance costs in 2006 following the 2005 hurricanes.
      General and administrative expense increased $0.2 million, or 38 percent, due primarily to an increase in the management fee paid to Williams related to Discovery’s market expansion project and additions of other facilities.
      Depreciation and accretion expense increased $0.3 million, or 4 percent, due primarily to the addition of market expansion assets.
      Interest income increased $0.3 million due primarily to interest earned on the restricted cash balance for the Tahiti project.
      Other (income) expense, net improved $0.5 million due primarily to a non-cash foreign currency transaction gain from the revaluation of restricted cash accounts denominated in Euros. These restricted cash accounts were established from contributions made by Discovery’s members, including us, for the construction of the Tahiti pipeline lateral expansion project.
      Income before cumulative effect of change in accounting principle increased $3.9 million, or 71 percent, due primarily to the TGP and TETCO open seasons that contributed approximately $8.2 million. This was largely offset by $1.1 million of lower gross processing margins and $0.7 million of lower gathering revenues related to lower volumes following the hurricanes, the absence of a $1.4 million deficiency payment received in 2005 and $1.1 million of higher operating and maintenance and general and administrative expenses.
     Year Ended December 31, 2005 vs. Year Ended December 31, 2004
      Revenues increased $22.9 million, or 23 percent, due primarily to higher NGL product sales from marketing of customers’ NGLs, fractionation revenue, processing revenue and average per-unit NGL sales prices, partially offset by lower NGL sales volumes. The significant components of the revenue increase are addressed more fully below:

•	Product sales increased $31.6 million for the NGL sales related to third-party processing customers’ election to have Discovery market their NGLs for a fee under an option in their contracts. These sales were offset by higher associated product costs of $31.6 million discussed below.

•	Processing and fractionation revenues increased $6.8 million including $3.9 million in additional volumes related to the TGP and TETCO open seasons discussed previously, $2.9 million related to an increase in the fractionation rate for increased natural gas fuel cost pass through, and other increases related to new volumes from the Front Runner prospect that came on line in the first quarter of 2005.

•	Gathering revenues increased $2.1 million due primarily to a $1.4 million deficiency payment received in 2005 related to a volume shortfall under a transportation contract, $0.4 million related to an increase in volumes and $0.3 million related to a 25 percent higher average gathering rate associated with new volumes from the Front Runner prospect.

Partially offsetting these increases were the following:

•	Product sales decreased $4.9 million as a result of lower sales of excess fuel and shrink replacement gas in 2005. During the first half of 2004, increased natural gas prices made it more economical for Discovery’s customers to bypass the processing plant rather than process the gas, leaving Discovery with higher levels of excess fuel and shrink replacement gas in 2004 than 2005.

•	Product sales also decreased approximately $16.0 million as a result of 36 percent lower NGL sales volumes following Hurricanes Katrina and Rita, partially offset by a $5.0 million increase associated with a 17 percent higher average sales prices.

•	Transportation revenues decreased $0.6 million due primarily to lower condensate transportation volumes. Higher average natural gas transportation volumes were partially offset by a lower average natural gas transmission rate.

•	Other revenues declined $1.1 million due largely to lower platform rental fees.
      Product cost and shrink replacement increased $19.1 million, or 42 percent, due primarily to:

•	$31.6 million increased purchase costs for the two processing customers who elected to have Discovery market their NGLs; and

•	$3.4 million resulting from higher average per-unit natural gas prices.
      Partially offsetting these increases were the following:

•	$11.0 million lower costs related to reduced processing activity in 2005; and

•	$4.9 million lower cost associated with sales of excess fuel and shrink replacement gas.
      Operating and maintenance expense decreased $7.7 million, or 43 percent, due primarily to a $10.7 million credit related to amounts previously deferred for net system gains from 2002 through 2004 that were reversed following the acceptance in 2005 of a filing with FERC, partially offset by $1.2 million higher utility costs, $1.0 million of uninsured damages caused by Hurricane Katrina, and $0.8 million other miscellaneous operational costs.
      General and administrative expense increased $0.6 million, or 44 percent, due primarily to an increase in the management fee paid to Williams related to Discovery’s market expansion project and additions of other facilities.
      Depreciation and accretion expense increased $2.0 million, or 9 percent, due primarily to the completion of a pipeline connection to the Front Runner prospect in late 2004.
      Interest income increased $1.1 million, due primarily to increases in interest-bearing cash balances during early 2005 when cash flows from operations were being retained by Discovery.
      Other expenses, net increased $0.8 million, or 60 percent, due primarily to a non-cash foreign currency transaction loss from the revaluation of restricted cash accounts denominated in Euros. These restricted cash accounts were established from contributions made by Discovery’s members, including us, for the construction of the Tahiti pipeline lateral expansion project.
      Income before cumulative effect of change in accounting principle increased $9.2 million, or 78 percent, due primarily to the $10.7 million reversal of deferred net system gains, $8.9 million increased revenue from gathering, processing and fractionation services and $1.1 million higher interest income, partially offset by $3.5 million lower product sales margins, $3.0 million higher other operating and maintenance expense, $0.6 million higher general and administrative expense, $2.0 million higher depreciation and accretion, and $0.8 million of higher other expense including the foreign currency transaction loss.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      The $3.3 million, or 3 percent, decrease in revenues resulted primarily from lower fuel and shrink replacement gas sales in 2004 and lower NGL sales volumes, partially offset by higher average per-unit NGL sales prices. The significant components of the revenue decrease are addressed more fully below:

•	Increasing gas prices during some months of 2003 made it more economical for Discovery’s customers to bypass the processing plant rather than to process the gas, leaving Discovery with higher levels of excess fuel and shrink replacement gas in 2003 than 2004. This excess natural gas was sold in the market in 2003, which resulted in $5.1 million of lower revenues in 2004.

•	Transportation volumes declined 6 percent due to production declines and a temporary interruption of service because of an accidental influx of seawater in a lateral while putting in place a subsea connection to a wellhead. These lower volumes resulted in a decrease in fee-based revenues, including $2.7 million from gathering and transportation, $2.2 million from fee-based processing and $0.2 million from fractionation, for a total of $5.1 million.

•	Other revenues decreased $1.5 million due to a $0.9 million decrease in offshore platform production handling fees related to lower natural gas production volumes and $0.8 million received in connection with the resolution of a condensate measurement and ownership allocation issue in 2003.

•	NGL sales increased $8.5 million due to a 26 percent increase in average sales prices, which were slightly offset by a 2 percent decrease in sales volumes.
      Product cost and shrink replacement increased by $2.4 million, or 6 percent, primarily due to higher average natural gas prices. Operating and maintenance expense increased $2.0 million, or 12 percent, from 2003 due primarily to $1.2 million of costs for a routine compressor overhaul and $1.3 million of costs to correct a non-routine temporary interruption of service due to an accidental influx of seawater in our offshore pipeline. These increases were partially offset by lower miscellaneous operating expenses.
      Interest expense decreased $9.6 million due to the repayment of $253.7 million of outstanding debt in December 2003. Other expense, net decreased $0.7 million due primarily to $0.6 million of income earned on the short-term investing of excess cash.
      Income before cumulative effect of change in accounting principle increased $2.6 million, or 29 percent, due primarily to $9.6 million lower interest expense, $0.7 million lower other expense, partially offset by $3.3 million lower revenue, $2.4 million higher product cost and shrink replacement expense and $2.0 million higher operating and maintenance expense.

Outlook for 2006

Carbonate Trend
      Prior to our initial public offering, Williams incurred and paid $965,000 of costs to assess property damage caused by Hurricane Ivan in 2004 to the Carbonate Trend pipeline. This resulted in an insurance receivable for Williams. Although Williams believes these costs to be recoverable under its property damage insurance, it has not received approval from its insurer and it is possible that the insurer will deny some or all of this claim. If Williams’ is unable to recover these costs from insurance, we will recognize a loss for these costs as they relate to the Carbonate Trend pipeline. This loss will be fully allocated to our general partner.
      Additionally, we currently estimate that we will incur $3.4 million to $4.6 million of maintenance expenditures for Carbonate Trend during 2006 and 2007 for restoration activities related to the partial erosion of the pipeline overburden caused by Hurricane Ivan in September 2004. Under an omnibus agreement, Williams agreed to reimburse us for the cost of these restoration activities. In connection with these restoration activities, the Carbonate Trend pipeline may experience a temporary shut down. We estimate that such a shut down could reduce our cash flows from operations, excluding the maintenance expenditures, by approximately $200,000 to $300,000. Additionally, in 2006, recompletions and workovers may not offset production declines from the wells currently connected to the Carbonate Trend pipeline.

Four Corners

•	We anticipate that sustained drilling activity, expansion opportunities and production enhancement activities by producers should be sufficient to substantially offset the historical decline in gathered and processed volumes.

•	Four Corners has realized above average margins at its gas processing plants in recent years, despite volatile natural gas and crude oil markets. We expect unit margins in 2006 will remain strong in relation to historical averages. Additionally, we anticipate that Four Corners’ contract mix and commodity management activities will continue to allow it to realize greater margins relative to industry averages.

•	We anticipate that operating costs, excluding compression, will increase slightly in 2006. Compression cost increases are dependent upon the extent and amount of additional compression needed to meet the needs of Four Corners’ customers.

•	Four Corners has not planned any major capital projects for 2006. We estimate that capital expenditures will be approximately $26.2 million for 2006 primarily for well connections and maintenance. We expect Four Corners will fund these capital expenditures with cash generated from operations and capital contributions from its members.

•	We anticipate that the natural gas fuel cost associated with the operation of the Milagro treating plant will increase due to the expiration, in October 2006, of a below-market natural gas purchase contract with Williams.

Discovery
      Throughput volumes on Discovery’s pipeline system are an important component of maximizing our profitability. Pipeline throughput volumes from existing wells connected to our pipelines will naturally decline over time. Accordingly, to maintain or increase throughput levels on these pipelines and the utilization rate of Discovery’s natural gas plant and fractionator, we and Discovery must continually obtain new supplies of natural gas.

•	Throughput volumes for Discovery resulting from the TETCO open season ended on March 14, 2006. Currently Discovery continues to receive reduced throughput volumes from TGP. Discovery is negotiating for the retention of some of this gas on a long-term basis and will compete with several other natural gas processing plants in the area for this business.

•	We anticipate lower gathered volumes from Discovery’s pre-hurricane sources throughout 2006. The 2005 hurricanes caused a significant disruption in the normal operations of Discovery’s customers including critical recompletion and drilling activity necessary to sustain and improve their production levels.

•	With the current oil and natural gas price environment, drilling activity across the shelf and the deepwater of the Gulf of Mexico has been robust. However, the limited availability of specialized rigs necessary to drill in the deepwater areas, such as those in and around Discovery’s gathering areas, limits the ability of producers to bring identified reserves to market quickly. This will prolong the timeframe over which these reserves will be developed. We expect Discovery to be successful in competing for a portion of these new volumes.

•	On March 31, 2006, Discovery connected a new well in ATP Oil & Gas Corporation’s Gomez prospect, with initial volumes of approximately 13,000 MMBtu/d, which ATP has announced that it expects will increase.

•	We anticipate a significant increase in Discovery’s property damage insurance premiums, which are due in October 2006. The expected increase is related to an overall increase in premiums for property located in the Gulf Coast area following the 2005 hurricanes.

Results of Operations — NGL Services
      The NGL Services segment includes our three NGL storage facilities near Conway, Kansas and our undivided 50 percent interest in the Conway fractionator.

				Three Months
	Years Ended December 31,			Ended March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Segment revenues	$48,254	$36,143	$22,781	$16,330	$10,489
Costs and expenses:
Operating and maintenance expense	24,397	18,804	13,581	7,449	5,621
Product cost	11,821	6,635	1,263	5,723	2,735
Depreciation and accretion	2,419	2,486	2,507	600	605
General and administrative expense — direct	1,068	535	421	301	203
Other, net	694	625	507	207	192

Total costs and expenses	40,399	29,085	18,279	14,280	9,356

Segment profit	$7,855	$7,058	$4,502	$2,050	$1,133

Three months ended March 31, 2006 vs. Three months ended March 31, 2005
      Segment revenues increased $5.8 million, or 56 percent, due primarily to higher product sales and higher fractionation and storage revenues. The significant components of the revenue increase are addressed more fully below:

•	Product sales were $3.2 million higher due primarily to the increased sale of normal butane and propylene. The $2.0 million increase in normal butane resulted from the sale of product that was previously purchased for operating supply at our storage facilities. The $1.1 million increase in propylene sales resulted from product realized from a standard loss allowance retained when we unload railcars. This volume accumulated in 2004 and 2005. This increase was largely offset by the related increase in product cost.

•	Fractionation revenues increased $1.5 million due primarily to a 35 percent increase in the average fractionation rate related to the pass through to customers of increased fuel and power costs and 21 percent higher volumes in the first three months of 2006 compared to the first three months of 2005. The increased fractionation volumes are a result of increased customer throughput in anticipation of a scheduled turnaround in April 2006 and the elimination of Conway’s backlogged product at its storage facilities.

•	Storage revenues increased $0.7 million due primarily to higher average per-unit storage rates for the 2005-2006 term and higher storage volumes from additional short-term storage leases caused by the reduced demand for propane due to the unusually warm temperatures in the early winter months of 2006.

•	Other revenues increased $0.4 million due to increased butane conversion revenue and increased terminaling revenue.

      The following table summarizes the major components of operating and maintenance expense which are discussed in detail below.

	Three Months
	Ended March 31,

	2006	2005

	(In thousands)
Operating and maintenance expense:
Salaries and benefits	$701	$661
Outside services and other	3,492	1,555
Fuel and power	3,658	2,268
Product imbalance expense (income)	(402)	1,137

Total operating and maintenance expense	$7,449	$5,621

•	Outside services and other increased $1.9 million due primarily to increased storage cavern workovers required to meet KDHE requirements.

•	Fuel and power costs increased $1.4 million due primarily to:

•	$0.5 million of higher average costs due to a 23 percent increase in the price of natural gas;

•	$0.4 million of higher average costs associated with a long-term physical natural gas contract; and

•	a $0.4 million increase due to a 19 percent increase in the consumption of natural gas associated with higher fractionated volumes.

•	Product imbalance expense (income) had a favorable change of $1.5 million due primarily to:

•	$1.2 million of gains recognized from the management of the fractionation process to optimize the resulting mix of products, which typically results in surplus propane volumes and deficit ethane volumes; and

•	$0.8 million of lower product imbalance valuation adjustments.
        Partially offsetting these increases are $0.6 million of losses recognized as we emptied our caverns.
      Product cost increased $3.0 million, or 109 percent, directly related to the increased sales of surplus propylene and normal butane volumes discussed above.
      Segment profit increased $0.9 million, or 81 percent, due primarily to the $2.2 million of higher storage and fractionation revenues, $0.4 million of higher other revenues and $0.3 million of higher product sales margins, largely offset by $1.9 million of higher operating and maintenance expense.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004
      Segment revenues increased $12.1 million, or 34 percent, due primarily to higher product sales, storage and fractionation revenues. The significant components of the revenue increase are addressed more fully below:

•	Product sales were $5.0 million higher due primarily to the sale of surplus propane volumes created through our product optimization activities. This increase was partially offset by the related increase in product cost.

•	Storage revenues increased $5.0 million due primarily to higher average per-unit storage rates for 2005 and higher storage volumes from additional short-term storage leases caused by the reduced demand for propane due to unusually warm temperatures in the early winter months of 2005 and an overall increase in butane storage volumes. The published rate for one-year storage contracts increased 67 percent on April 1, 2004, primarily reflecting the pass through to customers of increased costs to comply with KDHE regulations. The storage volumes in the remaining quarters of 2004 initially declined due to these higher storage rates. During 2005, the volumes returned to more normal levels.

•	Fractionation revenues increased $1.7 million due primarily to a 17 percent increase in the average fractionation rate related to the pass through to customers of increased fuel and power costs and 4 percent higher volumes in 2005.

•	Other revenues increased $0.4 million due to increased railcar loadings in 2005.
      The following table summarizes the major components of operating and maintenance expense that are discussed in detail below.

	Years Ended December 31,

	2005	2004	2003

	(In thousands)
Operating and maintenance expense:
Salaries and benefits	$2,773	$2,740	$2,762
Outside services and other	7,458	8,240	3,843
Fuel and power	12,538	8,565	7,608
Product imbalance expense (income)	1,628	(741)	(632)

Total operating and maintenance expense	$24,397	$18,804	$13,581

•	Outside services and other decreased $0.8 million due to fewer storage cavern workovers in 2005 as compared to 2004. Also our estimated asset retirement obligation for the storage caverns was adjusted in 2005, reducing our operating expense by $0.5 million.

•	Fuel and power costs increased $4.0 million due primarily to a 33 percent increase in the average per-unit price for natural gas, which we are generally able to pass through to our customers. Fuel and power costs also include $2.0 million for the amortization of a natural gas purchase contract contributed to us by Williams at the closing of our initial public offering. Please read “— Our Operations — NGL Services Segment — Fractionation Contracts.”

•	Product imbalance expense increased $2.4 million due primarily to $3.0 million of larger product imbalance valuation adjustments, and $0.6 million other product losses, partially offset by a $1.2 million increase in product optimization gains due to a significantly higher spread between propane and ethane prices in 2005.
      Product cost increased $5.2 million, or 78 percent, directly related to increased sales of surplus propane volumes created through our product optimization activities.
      General and administrative expense — direct increased $0.5 million, or 100 percent, due primarily to increased operational and technical support for these assets.
      Segment profit increased $0.8 million, or 11 percent, due primarily to the $6.7 million higher storage and fractionation revenues and $0.4 million higher other revenues for increased railcar loadings in 2005, partially offset by $5.6 million higher operating and maintenance expense, $0.5 million higher general and administrative expense — direct charges, and $0.2 million decrease in product margin.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues increased $13.4 million, or 59 percent, due primarily to increased product sales and storage revenues. The significant components of the revenue increase are addressed more fully below:

•	Product sales were $6.9 million higher primarily due to the sale of surplus propane volumes created through our product optimization activities. Prior to 2003, the sale and purchase activities and related inventory associated with product optimization were conducted by another wholly owned subsidiary of Williams that was sold in 2002. We made no sales of surplus propane until 2004 as we transitioned to conducting these activities and accumulated inventory.

•	Storage revenues increased $3.7 million due to higher average per-unit storage rates, slightly offset by lower contracted storage volumes. The published rate for one-year storage contracts increased 67 percent on April 1, 2004 and primarily reflects the pass through of increased costs to comply with KDHE regulations.

•	During 2004 we began offering product upgrading services for normal butane at our fractionator. This service contributed $1.7 million of fee revenues in 2004.
      Product costs increased $5.4 million, from $1.3 million, directly related to increased product sales. Operating and maintenance expenses increased by $5.2 million, or 38 percent, primarily from higher maintenance expenses and fuel costs. The significant components are addressed more fully below:

•	Outside services and other expenses increased $4.4 million due to new storage cavern workover activity related to KDHE requirements.

•	Fuel expense increased $1.0 million due to an 18 percent increase in the average price of natural gas.
      Segment profit increased $2.6 million, or 57 percent, due primarily to higher storage and fractionation revenue of $4.5 million, $1.5 million higher product sales margins and $1.7 million higher other fee revenues, partially offset by $5.2 million higher operating and maintenance expense.

Outlook for 2006
      For the second quarter of 2006, fractionation volumes will decrease due to scheduled maintenance activities necessary to ensure the mechanical integrity of the fractionator. After this maintenance is completed, we expect to average throughput of approximately 42,000 bpd for the remainder of 2006. We also expect to continue to produce income from the blending and segregation of various products.
      The early results of the 2006 storage season are positive. During the first quarter of 2006, we received storage volume nominations for the storage year beginning April 1, 2006 that would generate revenues equal to last year’s record levels. There is still potential for additional short-term storage contracts later in 2006.
      We continue to have a high level of storage cavern workovers and wellhead modifications to comply with KDHE regulatory requirements. We expect outside service costs to continue at high levels throughout 2006 and 2007 to ensure that we meet the regulatory compliance requirement to complete cavern workovers before the end of 2008. After the completion of the wellhead modifications, maintenance expenditures should significantly decrease.

Financial Condition and Liquidity

Outlook for 2006
      Prior to our IPO in August 2005, our sources of liquidity included cash generated from operations and funding from Williams. Our cash receipts were deposited in Williams’ bank accounts and all cash disbursements were made from these accounts. Thus, historically our financial statements have reflected no cash balances. Cash transactions handled by Williams for us were reflected in intercompany advances between Williams and us. Following our IPO, we maintain our own bank accounts but continue to utilize Williams’ personnel to manage our cash and investments.
      We believe we have, or have access, to the financial resources and liquidity necessary to meet future requirements for working capital, capital and investment expenditures, and quarterly cash distributions. We anticipate our 2006 sources of liquidity will include:

•	the issuance of common units in our Form S-1 filed on April 7, 2006;

•	the issuance of senior notes in a private placement concurrent with the common unit offering in our Form S-1 filed on April 7, 2006;

•	cash and cash equivalents;

•	cash generated from operations;

•	cash distributions from Discovery and Four Corners;

•	capital contributions from Williams pursuant to the omnibus agreement; and

•	other borrowings under our credit facilities, as needed.
      We anticipate our more significant 2006 capital requirements to be:

•	acquisition of a 25.1 percent interest in Four Corners on June 20, 2006;

•	debt service payments;

•	maintenance capital expenditures for our Conway assets;

•	capital contributions to Discovery for its capital expenditure program; and

•	minimum quarterly distributions to our unitholders.

Four Corners
      Historically, Four Corners’ sources of liquidity included cash generated from operations and advances from Williams. Four Corners’ limited liability company agreement, as amended effective as of the closing of our purchase of a 25.1 percent member interest, provides for the distribution of available cash on at least a quarterly basis. We expect future cash requirements for Four Corners relating to working capital, maintenance capital expenditures and quarterly cash distributions to members to be funded from cash flows internally generated from its operations. Growth or expansion capital expenditures for Four Corners will be funded by either cash calls to its members, which requires unanimous consent of the members except in limited circumstances, or from internally generated funds.

Discovery
      Prior to our IPO, cash distributions from Discovery to its members required unanimous consent and no such distributions were made. Discovery’s limited liability company agreement was amended to provide for quarterly distributions of available cash. We expect future cash requirements for Discovery relating to working capital and maintenance capital expenditures to be funded from cash retained by Discovery at the closing of our initial public offering and from its own internally generated cash flows from operations. Growth or expansion capital expenditures for Discovery will be funded by either cash calls to its members, which requires unanimous consent of the members except in limited circumstances, or from internally generated funds.
      Prospectively, Discovery expects to make quarterly distributions of available cash to its members instead of retaining all cash from operations. Accordingly, on April 28, 2006, pursuant to the terms of its limited liability company agreement, Discovery made a $9.0 million distribution of available cash to its members. Our 40 percent share of this distribution was $3.6 million.
      In 2005, Discovery sustained damages from Hurricane Katrina that exceeded its $1.0 million insurance deductible. Discovery estimates the total cost for hurricane-related repairs will be approximately $7.7 million, $6.7 million in excess of its deductible. Discovery will fund these repairs with cash flows from operations and then seek reimbursement from its insurance carrier. The insurance receivable at March 31, 2006 was $3.9 million.

Capital Contributions from Williams
      Capital contributions from Williams, including amounts required under the omnibus agreement, consist of the following:

•	Indemnification of environmental and related expenditures for a period of three years (for certain of those expenditures) up to $14.0 million, which includes between $3.4 million and $4.6 million for the restoration activities related to the partial erosion of the Carbonate Trend pipeline overburden by Hurricane Ivan, approximately $3.1 million for capital expenditures related to KDHE-related cavern compliance at our Conway storage facilities, and approximately $1.0 million for our 40 percent share of Discovery’s costs for marshland restoration and repair or replacement of Paradis’ emission-control flare.

•	An annual credit for general and administrative expenses of $3.9 million in 2005 ($1.4 million pro-rated for the portion of the year from August 23 to December 31), $3.2 million in 2006, $2.4 million in 2007, $1.6 million in 2008 and $0.8 million in 2009.

•	Up to $3.4 million to fund our 40 percent share of the expected total cost of Discovery’s Tahiti pipeline lateral expansion project in excess of the $24.4 million we contributed during September 2005.

•	Capital contributions from Williams of approximately $1.0 million for other KDHE-related compliance work at our Conway storage facilities.

Credit Facilities
      On May 20, 2005, Williams amended its $1.275 billion revolving credit facility (“Williams facility”), which is available for borrowings and letters of credit, to allow us to borrow up to $75 million under the Williams facility. Borrowings under the Williams facility mature on May 3, 2007. Our $75 million borrowing limit under the Williams facility is available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. At December 31, 2005, letters of credit totaling $378 million had been issued on behalf of Williams by the participating institutions under the Williams facility and no revolving credit loans were outstanding.
     In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit agreement. The new facility contains similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions.
      Interest on any borrowings under the Williams facility is calculated based on our choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. We are also required to pay or reimburse Williams for an annual commitment fee, .3 percent and 0.325 percent at March 31, 2006 and December 31, 2005 respectively, based on the unused portion of its $75 million borrowing limit under the Williams facility. The applicable margin, 1.75 percent at March 31, 2006 and December 31, 2005, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the Williams facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the Williams facility to which Williams is subject include the following:

•	ratio of debt to net worth no greater than (i) 70 percent through December 31, 2005, and (ii) 65 percent for the remaining term of the agreement;

•	ratio of debt to net worth no greater than 55 percent for Northwest Pipeline Corporation, a wholly owned subsidiary of Williams, and Transco; and

•	ratio of EBITDA to interest, on a rolling four quarter basis, no less than (i) 2.0 for any period after March 31, 2005 through December 31, 2005, and (ii) 2.5 for the remaining term of the agreement.
      In August 2005, we entered into a $20 million revolving credit facility (the “credit facility”) with Williams as the lender. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on May 3, 2007 and bear interest at the same rate as for borrowings under the Williams facility described above. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30 percent annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. No amounts have been drawn on this facility.

Capital Requirements
      The natural gas gathering, processing and transportation and NGL fractionation and storage businesses are capital-intensive, requiring investment to upgrade or enhance existing operations and comply with safety and environmental regulations. The capital requirements of these businesses consist primarily of:

•	Maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives; and

•	Expansion capital expenditures such as those to acquire additional assets to grow our business, to expand and upgrade plant or pipeline capacity and to construct new plants, pipelines and storage facilities.
      We estimate that maintenance capital expenditures for the Conway assets will be approximately $8.3 million for 2006. Of this amount, approximately $2.3 million of expenditures will be reimbursed by Williams subject to the omnibus agreement. This omnibus agreement includes a three-year limitation from the closing date of our IPO, and a limitation of $14.0 million on environmental and related indemnities.
      We estimate that maintenance capital expenditures for 100 percent of Four Corners will be approximately $18.7 million for 2006. We expect Four Corners will fund its maintenance capital expenditures through its cash flow from operations. These expenditures relate primarily to well connections necessary to connect new sources of throughput for the Four Corners’ system. We expect these new sources of throughput will substantially offset the natural decline of existing sources.
      We estimate that expansion capital expenditures for 100 percent of Four Corners will be approximately $7.2 million for 2006. We expect Four Corners to fund its expansion capital expenditures through its cash flows from operations.
      We estimate that maintenance capital expenditures for 100 percent of Discovery will be approximately $2.3 million for 2006. We expect Discovery will fund its maintenance capital expenditures through its cash flows from operations.
      We estimate that expansion capital expenditures for 100 percent of Discovery will be approximately $30.8 million for 2006. These expenditures are primarily for the ongoing construction of the Tahiti pipeline lateral expansion project. Discovery will fund these expenditures with amounts previously escrowed for this project.

Working Capital Attributable to Deferred Revenues
      We require cash in order to continue providing services to our storage customers who prepay their annual storage contracts in April of each year. The storage year for a majority of customer contracts at our Conway storage facility runs from April 1 of a year to March 31 of the following year. For most of these agreements we receive payment for these one-year contracts in advance in April after the beginning of the storage year and recognize the associated revenue over the course of the storage year. We reserve cash throughout the storage year to fund the cost of providing these services. As of March 31, 2006, our deferred storage revenue was $0.2 million.

Cash Distributions to Unitholders
      We paid a quarterly distribution of $5.0 million ($.35 per unit) to common and subordinated unitholders and the general partner interest on February 14, 2006. We intend to make a quarterly distribution each quarter during 2006, including $5.4 million ($0.38 per unit) on May 15, 2006 to the general partner interest and common and subordinated unitholders of record at the close of business on May 8, 2006.

Cash Flows

Williams Partners L.P.

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Net cash provided (used) by operating activities	$1,893	$2,703	$6,664	$2,395	$(4,055)
Net cash used by investing activities	(28,088)	(1,534)	(102,810)	$(1,165)	$(212)
Net cash provided (used) by financing activities	33,034	(1,169)	96,166	$(3,754)	$4,267
      The $6.5 million increase in net cash provided by operating activities for the first three months of 2006 as compared to the first three months of 2005 is due primarily to:

•	a $4.4 million increase in distributed earnings from Discovery; and

•	$2.8 million in lower interest expenses due to the forgiveness by Williams of advances to us at the closing of our IPO.
      The $0.8 million decrease in net cash provided by operating activities in 2005 as compared to 2004 is due primarily to:

•	$2.6 million related to trade accounts receivable at August 22, 2005 that were not included in the contribution of net assets to us;

•	$2.5 million related to decreases in the Conway product imbalance liability largely resulting from settlement activity in the fourth quarter of 2005; and

•	$1.0 million lower operating income, adjusted for non-cash expenses.
      These decreases were largely offset by:

•	$4.2 million in lower interest expense due to the forgiveness by Williams of advances to our predecessor at the closing of our IPO; and

•	a $1.3 million increase in distributed earnings from Discovery.
      The decrease of $3.9 million in net cash provided by operating activities in 2004 as compared to 2003 reflects an increase of $8.3 million in interest expense in 2004 related primarily to the funding of our $101.6 million share of a Discovery cash call discussed below. This decrease in net cash provided by operating activities was partially offset by changes in working capital, including a $2.7 million increase in accounts payable. The increase in accounts payable was due to a $1.6 million accrual for spot ethane purchases in December 2004 and a $1.0 million higher accrual for power costs at the end of 2004 as compared to 2003.
      Net cash used by investing activities includes maintenance capital expenditures in our NGL Services segment, including the installation of cavern liners and KDHE-related cavern compliance with the installation of wellhead control equipment and well meters. In addition, 2005 includes our capital contribution of $24.4 million to Discovery for construction of the Tahiti pipeline lateral expansion project. Net cash used by investing activities in 2003 also includes our predecessor’s $101.6 million capital contribution to Discovery for the repayment of Discovery’s outstanding debt in December 2003.
      Net cash used by financing activities for the three months ended March 31, 2006 includes $5.0 million of distributions paid to unitholders partially offset by $1.2 million in indemnifications and reimbursements received from Williams pursuant to the omnibus agreement. Net cash provided by financing activities in 2005 includes the cash flows related to our IPO on August 23, 2005. These consisted of $100.2 million in net proceeds from the sale of the common and subordinated units, a $58.8 million distribution to Williams and the payment of $4.3 million in expenses associated with our initial public offering. Net cash provided (used) by financing activities for 2004 and 2005 also includes the pass through of $1.2 million and $3.7 million, respectively, of net cash flows to Williams prior to August 23, 2005, under its cash management program. Following the closing of our initial public offering on August 23, 2005, we no longer participate in Williams’ cash management program, and our net cash flows no longer pass through to Williams. The annual 2005 period also includes $2.1 million of distributions paid to unitholders and $1.6 million in indemnifications and reimbursements received from Williams pursuant to the omnibus agreement.
      Net cash provided by financing activities in 2003 includes advances from Williams to fund our $101.6 million share of a Discovery cash call discussed below. The remaining 2003 financing cash flows represent the pass through of our net cash flows to Williams under its cash management program as described above.

Four Corners — 100%

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Net cash provided by operating activities	$156,039	$134,387	$122,266	$29,464	$37,027
Net cash used by investing activities	(27,578)	(13,920)	(6,581)	(1,250)	(2,540)
Net cash used by financing activities	(128,461)	(120,467)	(115,685)	(28,214)	(34,487)
      The $7.6 million decrease in net cash provided by operating activities in the first three months of 2006 as compared to the first three months of 2005 is due primarily to a $11.9 million increase in cash used by changes in working capital partially offset by a $4.3 million increase in operating income as adjusted for non-cash items. The $11.9 million increase in cash used by changes in working capital was due primarily to $6.9 million in changes in the shrink replacement gas imbalance, a $3.0 million change in cash associated with accounts receivable and $2.0 million in greater outflows associated with accounts payable.
      The $21.7 million increase in net cash provided by operating activities in 2005 as compared to 2004 is due primarily to:

•	$8.0 million increase in operating income, as adjusted for non-cash expenses; and

•	$13.8 million in cash provided from changes in working capital related primarily to a change in the shrink replacement gas imbalance from 2004 to 2005.
      The increase of $12.1 million in net cash provided by operating activities in 2004 as compared to 2003 was due primarily to:

•	$9.4 million increase in operating income, as adjusted for non-cash expenses; and

•	$2.7 million in cash provided from changes in working capital related primarily to a change in accounts payable.
      Net cash used by investing activities in 2003, 2004 and 2005 and the first three months of 2005 and 2006 included maintenance capital expenditures of $2.0 million, $1.1 million, $3.2 million, $2.5 million and $1.6 million, respectively. Additionally, other capital expenditures for 2003, 2004 and 2005 and the first three months of 2005 and 2006 were $6.1 million, $13.0 million, $24.4 million, $0.0 and $6.8 million, respectively. These expenditures related primarily to the connection of new wells. Net cash used by investing activities in 2003 was favorably impacted by $1.5 million in proceeds from sales of property, plant and equipment.
      Net cash used by financing activities for all periods are distributions of Four Corners’ net cash flows to Williams.

Discovery — 100%

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

	(In thousands)
Net cash provided by operating activities	$30,814	$35,623	$44,025	$18,515	$7,981
Net cash provided (used) by investing activities	(65,997)	(39,115)	(12,073)	608	(7,097)
Net cash provided (used) by financing activities	1,339	—	409	(6,215)	—
      Net cash provided by operating activities increased $10.5 million in the first three months of 2006 as compared to the first three months of 2005 due primarily to a $4.2 million increase in operating income, adjusted for non-cash expenses, and a $6.3 million increase in cash from changes in working capital. The $6.3 million increase in cash from changes in working capital resulted primarily from the payment, in the first quarter of 2005, of an extra month of liquid sales invoices outstanding at the end of 2004.
      Net cash provided by operating activities decreased $4.8 million in 2005 as compared to 2004 due primarily to expenditures incurred for repairs following Hurricane Katrina that have not yet been reimbursed by Discovery’s insurance carrier. The 2005 use of cash related to accounts receivable included a $24.6 million outstanding receivable from a subsidiary of Williams for the marketing activities associated with the TGP and TETCO open seasons discussed under “— Recent Events”; this was offset by a similar change in accounts payable for a balance due to the shippers on TGP and TETCO. The 2005 use of cash related to accounts receivable also included other increases in customers’ outstanding balances of $8.6 million. The 2005 source of cash related to accounts payable also included a $7.7 million imbalance with a customer.
      Net cash provided by operating activities decreased $8.4 million in 2004 as compared to 2003 due primarily to the favorable impact in 2003 of improved accounts receivable collections. Working capital levels remained more constant in 2004 as compared to 2003. As a result, net cash provided by operating activities in 2004 did not include significant amounts from changes in working capital and reflected the return to more normal levels.

      Net cash provided by investing activities increased $7.7 million in the first three months of 2006 as compared to the first three months of 2005 due to higher capital expenditures in 2005 related primarily to capital expenditures for Discovery’s market expansion project and for the purchase of leased compressors at the Larose processing plant. Capital expenditures in the first three months of 2006 related primarily to the Tahiti pipeline lateral expansion project, which were funded from amounts previously escrowed and included on the balance sheet as restricted cash.
      During 2005, net cash used by investing activities included $44.6 million to fund escrow accounts for the Tahiti pipeline lateral project and related interest income and $21.4 million of capital expenditures for (1) the completion of the Front Runner and market expansion projects, (2) the initial expenditures for the Tahiti project, and (3) the purchase of leased compressors at the Larose processing plant. During 2004, net cash used by investing activities was primarily used for the construction of a gathering lateral to connect our pipeline system to the Front Runner prospect. During 2003, net cash used for investing activities included the $3.5 million purchase of a 12-inch gathering pipeline and $4.5 million of initial capital expenditures incurred for the construction of a gathering lateral to connect to Discovery’s pipeline system to the Front Runner prospect.
      Net cash used by financing activities in the first three months of 2006 includes:

•	$13.6 million of distributions paid to members, including a regular quarterly distribution of $11.0 million; partially offset by

•	$7.4 million of capital contributions from members for the construction of the Tahiti pipeline lateral expansion.
      During 2005, net cash provided by financing activities included capital contributions from members totaling $48.3 million for the construction of the Tahiti pipeline lateral expansion, the distribution of $43.8 million associated with Discovery’s operations prior to our initial public offering and a $3.2 million quarterly distribution to members in the fourth quarter of 2005. During 2003, Discovery’s members made capital contributions of $254.1 million in response to a cash call by Discovery. Discovery used these contributions to retire its outstanding debt of $253.7 million.

Contractual Obligations
      A summary of our contractual obligations as of December 31, 2005, is as follows (in thousands):

	2006	2007-2008	2009-2010	2011+		Total

Notes payable/long-term debt	$—	$—	$—	$—		$—
Capital leases	—	—	—	—		—
Operating leases	30	55	10	—		95
Purchase obligations	5,135	2,928	240	120	(a)	8,423
Other long-term liabilities	—	—	—	—		—

Total	$5,165	$2,983	$250	$120		$8,518

(a)	Year 2011 represents one year of payments associated with an operating agreement whose term is tied to the life of the underlying gas reserves.
      Our equity investee, Four Corners, also has contractual obligations for which we are not contractually liable. These contractual obligations, however, will impact Four Corners’ ability to make cash distributions to us. A summary of Four Corners’ total contractual obligations as of December 31, 2005, is as follows (in thousands):

	2006	2007-2008	2009-2010	2011+	Total

Notes payable/long-term debt	$—	$—	$—	$—	$—
Capital leases	—	—	—	—	—
Operating leases	12,223	1,960	759	3,120	18,062
Purchase obligations	13,178	—	—	—	13,178
Other long-term liabilities	—	—	—	—	—

Total	$25,401	$1,960	$759	$3,120	$31,240

      Our equity investee, Discovery, also has contractual obligations for which we are not contractually liable. These contractual obligations, however, will impact Discovery’s ability to make cash distributions to us. A summary of Discovery’s total contractual obligations as of December 31, 2005, is as follows (in thousands):

	2006	2007-2008	2009-2010	2011+	Total

Notes payable/long-term debt	$—	$—	$—	$—	$—
Capital leases	—	—	—	—	—
Operating leases	854	1,712	1,716	4,109	8,391
Purchase obligations(a)	30,807	23,488	—	—	54,295
Other long-term liabilities	—	—	—	—	—

Total	$31,661	$25,200	$1,716	$4,109	$62,686

(a)	With the exception of $3.4 million of 2006 outstanding purchase orders, all other amounts are Tahiti-related expenditures that will be funded from the amounts escrowed for this project in September 2005 and capital contributions from members, including us. Please read — Outlook for 2006”.
Effects of Inflation
      Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the three-year period ended December 31, 2005. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. Our operating revenues and costs are influenced to a greater extent by specific price changes in natural gas and NGLs. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.
Regulatory Matters
      As of December 31, 2005, Discovery had deferred amounts of $6 million relating to retained system gas gains and the over-recovery of lost and unaccounted-for gas on the Discovery system. Certain shippers challenged Discovery’s right to retain these gains. FERC requested and received from Discovery additional information regarding both lost and unaccounted-for volumes and gas gains. Discovery responded to the information request and on October 31, 2005, FERC accepted the filing and no requests for rehearing were filed. As a result, we recognized the portion of this reserve for the period 2002 through 2004 of $10.7 million in 2005.
      Discovery’s natural gas pipeline transportation is subject to rate regulation by FERC under the Natural Gas Act. For more information on federal and state regulations affecting our business.
Environmental
      Our Conway storage facilities are subject to strict environmental regulation by the Underground Storage Unit within the Geology Section of the Bureau of Water of the KDHE under the Underground Hydrocarbon and Natural Gas Storage Program, which became effective on April 1, 2003.
      We are in the process of modifying our Conway storage facilities, including the caverns and brine ponds, and we expect our storage operations will be in compliance with the Underground Hydrocarbon and Natural Gas Storage Program regulations by the applicable required compliance dates. In 2003, we began to complete workovers on approximately 30 to 40 salt caverns per year and install, on average, a double liner on one brine pond per year. The incremental costs of these activities is approximately $5.5 million per year to complete the workovers and approximately $900,000 per year to install a double liner on a brine bond. In response to these increased costs, we raised our storage rates in 2004 by an amount sufficient to preserve our margins in this business. Accordingly, we do not believe that these increased costs have had a material effect on our business or results of operations. We expect on average to complete workovers on each of our caverns every five to ten years and install double liners on each of our brine ponds every 18 years. The KDHE has also advised us that a regulation relating to the metering of NGL volumes that are injected and withdrawn from our caverns may be interpreted and enforced to require the installation of meters at each of our well bores. We have informed the KDHE that we disagree with this interpretation, and the KDHE has asked us to provide it with additional information. We estimate that the cost of installing a meter at each of our well bores at Conway West and Mitchell would be approximately $3.9 million over three years.
      As of March 31, 2006, we had accrued environmental liabilities of $5.3 million related to four remediation projects at the Conway storage facilities. In 2004, we purchased an insurance policy that covers up to $5.0 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these four projects to the extent such costs exceed a $4.2 million deductible. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. In the omnibus agreement, Williams agreed to indemnify us for these remediation expenditures to the extent not recovered under the insurance policy, excluding costs of project management and soil and groundwater monitoring, and certain other environmental and related obligations arising out of or associated with the operation of the assets before the closing date of our initial public offering. There is an aggregate cap of $14.0 million on the total amount of indemnity coverage under the omnibus agreement, which will be reduced by actual recoveries under the environmental insurance policy, subject to a three-year limit from the closing date of our initial public offering. We estimate that the approximate cost of the project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of remediation work. The benefit of the indemnification will be accounted for as a capital contribution to us by Williams as the costs are incurred.

      In connection with our operations at the Conway facilities, we are required by the KDHE regulations to provide assurance of our financial capability to plug and abandon the wells and abandon the brine facilities we operate at Conway. Williams had posted two letters of credit on our behalf in an aggregate amount of $17.5 million to guarantee our plugging and abandonment responsibilities for these facilities. We anticipate providing assurance in the form of letters of credit in future periods until such time as we obtain an investment-grade credit rating.
      In connection with the construction of Discovery’s pipeline, approximately 73 acres of marshland was traversed. Discovery is required to restore marshland in other areas to offset the damage caused during the initial construction. In Phase I of this project, Discovery created new marshlands to replace about half of the traversed acreage. Phase II, which will complete the project, began during 2005 and will cost approximately $2.0 million.
Qualitative and Quantitative Disclosures About Market Risk
      Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which we are exposed is commodity price risk for natural gas and NGLs. We were also exposed to the risk of interest rate fluctuations on our intercompany balances with Williams prior to the forgiveness of these balances by Williams in connection with our IPO.

Commodity Price Risk
      Certain of Four Corners’ and Discovery’s processing contracts are exposed to the impact of price fluctuations in the commodity markets, including the correlation between natural gas and NGL prices. In addition, price fluctuations in commodity markets could impact the demand for Four Corners’ and Discovery’s services in the future. Carbonate Trend and our fractionation and storage operations are not directly affected by changing commodity prices except for product imbalances, which are exposed to the impact of price fluctuation in NGL markets. Price fluctuations in commodity markets could also impact the demand for storage and fractionation services in the future. In connection with our IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. This physical contract is intended to mitigate the fuel price risk under one of our fractionation contracts which contains a cap on the per-unit fee that we can charge, at times limiting our ability to pass through the full amount of increases in variable expenses to that customer. This physical contract is a derivative. However, we elected to account for this contract under the normal purchases exemption to the fair value accounting that would otherwise apply. We and Discovery do not currently use any other derivatives to manage the risks associated with these price fluctuations.

Interest Rate Risk
      Historically, our interest rate exposure was related to advances from Williams to our predecessor. The table below provides information as of December 31, 2004 about our interest rate risk. We had no borrowings and no interest rate risk as of December 31, 2005 and March 31, 2006.

	December 31, 2004

	Carrying	Fair
	Value	Value

	(In thousands)
Advances from Williams	$186,024	$186,024
      These advances were due on demand. Prior to the closing of our initial public offering, Williams forgave these advances to our predecessor. The variable interest rate was 7.4 percent at December 31, 2004.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 99.1	Restated consolidated financial statements and notes of Williams Partners L.P.

Exhibit 99.2	Restated audited balance sheet of Williams Partners GP LLC as of December 31, 2005 and unaudited balance sheet of Williams Partners GP LLC as of June 30, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

	By:	Williams Partners GP LLC,
its General Partner

Date: September 22, 2006	By:	/s/ Donald R. Chappel Donald R. Chappel
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 99.1	Restated consolidated financial statements and notes of Williams Partners L.P.

Exhibit 99.2	Restated audited balance sheet of Williams Partners GP LLC as of December 31, 2005 and unaudited balance sheet of Williams Partners GP LLC as of June 30, 2006